Exhibit 4.1

THIRD SUPPLEMENTAL JUNIOR SUBORDINATED INDENTURE

DATED AS OF MAY 17, 2006

BETWEEN

LINCOLN NATIONAL CORPORATION

AS ISSUER

AND

J.P. MORGAN TRUST COMPANY, NATIONAL ASSOCIATION

AS TRUSTEE

TABLE OF CONTENTS

		Page

ARTICLE I
DEFINITIONS

Section 1.1	Definition of Terms	1

ARTICLE II
GENERAL TERMS AND CONDITIONS OF THE CAPITAL SECURITIES

Section 2.1	Designation and Principal Amount	11
Section 2.2	Maturity	11
Section 2.3	Form and Payment	12
Section 2.4	Interest	12

ARTICLE III
REDEMPTION OF THE CAPITAL SECURITIES

Section 3.1	Optional Redemption	14
Section 3.2	Redemption Procedure for Capital Securities	14
Section 3.3	Payment of Securities Called for Redemption	15
Section 3.4	No Sinking Fund	15

ARTICLE IV
OPTIONAL DEFERRAL OF INTEREST AND TRIGGER EVENTS

Section 4.1	Optional Deferral of Interest	15
Section 4.2	Notices of Deferral and Trigger Period	16
Section 4.3	Trigger Events	16

ARTICLE V
EVENTS OF DEFAULT

Section 5.1	Events of Default	17

ARTICLE VI
COVENANTS

Section 6.1	Limitation on Payment of Current Interest when Optionally Deferred Interest is Outstanding	18
Section 6.2	Certain Restrictions During Optional Deferral Periods or Following a Trigger Event	19
Section 6.3	Obligation to Effect Certain Sales of Qualifying Securities; Alternative Coupon Satisfaction Mechanism	20
Section 6.4	Payment of Expenses	21
Section 6.5	Payment Upon Resignation or Removal	21

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ARTICLE VII
SUBORDINATION

Section 7.1	Agreement to Subordinate	22
Section 7.2	Liquidation; Dissolution; Bankruptcy	22
Section 7.3	Default on Senior Indebtedness	23
Section 7.4	When Distribution Must Be Paid Over	23
Section 7.5	Subrogation	23
Section 7.6	Relative Rights	24
Section 7.7	Rights of the Trustee; Holders of Senior Indebtedness	24
Section 7.8	Subordination May Not Be Impaired	24
Section 7.9	Distribution	24
Section 7.10	Authorization to Effect Subordination	25

ARTICLE VIII
NOTICE

Section 8.1	Notice by the Company	25

ARTICLE IX
FORM OF CAPITAL SECURITY

Section 9.1	Form of Capital Security	25

ARTICLE X
ORIGINAL ISSUE OF CAPITAL SECURITIES

Section 10.1	Original Issue of Capital Securities	35

ARTICLE XI
LIMITATION ON CLAIMS

Section 11.1	Limitation on Claim for Deferred Interest Due to a Trigger Event in Bankruptcy	35

ARTICLE XII
Defeasance of Certain Covenants

Section 12.1	Termination of Company’s Obligations Under Certain Covenants	36
Section 12.2	Application of Trust Money	37
Section 12.3	Repayment to Company	37
Section 12.4	Indemnity for Government Obligations	37
Section 12.5	Supplemental Indentures Without Consent of Holders	38

ARTICLE XIII
CONCERNING THE HOLDERS

Section 13.1	Acts of Holders	38

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THIRD SUPPLEMENTAL JUNIOR SUBORDINATED INDENTURE, dated as of May 17, 2006 (the “Third Supplemental Subordinated Indenture”), between Lincoln National Corporation, a corporation duly organized and existing under the laws of the State of Indiana (the “Company”), and J.P. Morgan Trust Company, National Association (as successor in interest of Bank One Trust Company, National Association and The First National Bank of Chicago), as trustee (the “Trustee”), supplementing the Junior Subordinated Indenture, dated as of May 1, 1996 (the “Base Indenture”).

WHEREAS, the Company executed and delivered the Base Indenture to the Trustee to provide for the future issuance of the Company’s junior subordinated debentures, notes or other evidence of indebtedness (the “Securities”), to be issued from time to time in one or more series as might be determined by the Company under the Base Indenture;

WHEREAS, pursuant to the terms of the Base Indenture and this Third Supplemental Subordinated Indenture (together, the “Indenture”), the Company desires to provide for the establishment of a new series of its Securities to be known as its 7% Capital Securities due 2066 (the “Capital Securities”), which shall be in the form of junior subordinated debentures, with specific terms and provisions, the form and substance of such Capital Securities and the terms, provisions and conditions thereof to be set forth as provided in the Indenture; and

WHEREAS, the Company has requested that the Trustee execute and deliver this Third Supplemental Subordinated Indenture, and all requirements necessary to make this Third Supplemental Subordinated Indenture a valid instrument in accordance with its terms, and to make the Capital Securities, when executed by the Company and authenticated and delivered by the Trustee, the valid obligations of the Company, have been done and performed, and the execution and delivery of this Third Supplemental Subordinated Indenture has been duly authorized in all respects:

NOW THEREFORE, in consideration of the purchase and acceptance of the Capital Securities by the Holders thereof, and for the purpose of setting forth, as provided in the Indenture, the form and substance of the Capital Securities and the terms, provisions and conditions thereof, the Company covenants and agrees with the Trustee as follows:

ARTICLE I

DEFINITIONS

Section 1.1 Definition of Terms.

Unless the context otherwise requires:

(a) a term not defined herein that is defined in the Base Indenture has the same meaning when used in this Third Supplemental Subordinated Indenture;

(b) the definition of any term in this Third Supplemental Subordinated Indenture that is also defined in the Base Indenture shall supersede the definition of such term in the Base Indenture;

(c) a term defined anywhere in this Third Supplemental Subordinated Indenture has the same meaning throughout;

(d) the singular includes the plural and vice versa;

(e) headings are for convenience of reference only and do not affect interpretation;

(f) the following terms have the meanings given to them in this Section 1.1(e):

“Adjusted Shareholders’ Equity Amount” means, as of any quarter end, subject to the provisos to the definition of “Trigger Event,” the shareholders’ equity of the Company as reflected on the Company’s consolidated GAAP balance sheet as of such quarter end, minus (i) accumulated other comprehensive income as reflected on such consolidated balance sheet, and (ii) any increase in shareholders’ equity resulting from the issuance of preferred stock during such quarter.

“Alternative Coupon Satisfaction Mechanism” has the meaning provided in Section 6.3(a) hereof.

“Annual Statement” means, as to a Life Insurance Subsidiary, the annual statement of such Life Insurance Subsidiary containing its statutory balance sheet and income statement as required to be filed by it with one or more state insurance commissioners or other state insurance regulatory authorities.

“Authorized Control Level RBC” has the meaning specified in subsection J of Section 1 (or the relevant successor section, if any) of the Model Act.

“Benchmark Quarter” means, with respect to any completed quarter, the quarter that is ten fiscal quarters prior to such completed quarter.

“Business Day” means any day which is not a Saturday, a Sunday, a legal holiday or a day on which banking institutions or trust companies located in New York City are authorized or obligated by law to close.

“Calculation Agent” means, initially, the Trustee.

“Capital Securities” shall have the meaning set forth in the recitals of this Third Supplemental Subordinated Indenture.

“Commercially Reasonable Efforts” has the meaning provided in Section 6.3(a) hereof.

“Company” shall have the meaning set forth in the preamble of this Third Supplemental Subordinated Indenture.

“Company Action Level RBC” has the meaning specified in subsection J of Section 1 (or the relevant successor section, if any) of the Model Act.

“Comparable Treasury Issue” means the U.S. Treasury security selected by the Quotation Agent as having a term comparable to the period from the redemption date to May 17, 2016 that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities with a term comparable to such period.

“Comparable Treasury Price” means, with respect to a redemption date (1) the average of five Reference Treasury Dealer Quotations for such redemption date, after excluding the highest and lowest Reference Treasury Dealer Quotations, or (2) if the Quotation Agent obtains fewer than five such Reference Treasury Dealer Quotations, the average of all such quotations.

“Compounded Interest” means accrued and unpaid interest on the Capital Securities, together with interest thereon, to the extent permitted by applicable law, compounded quarterly at the Coupon Rate.

“Coupon Rate” means the Fixed Rate during the Fixed Rate Period and the Floating Rate during the Floating Rate Period.

“Covered Life Insurance Subsidiaries” means, as of any year end, Life Insurance Subsidiaries that collectively account for 80% or more of the combined General Account Admitted Assets of the Company’s Life Insurance Subsidiaries as of such year end. The Company’s Covered Life Insurance Subsidiaries as of a year end will be identified by first ranking the Life Insurance Subsidiaries from largest to smallest based upon the amount of each Life Insurance Subsidiary’s General Account Admitted Assets and then, beginning with the Life Insurance Subsidiary that has the largest amount of General Account Admitted Assets as of such year end, identifying such Life Insurance Subsidiaries as Covered Life Insurance Subsidiaries until the ratio of the combined General Account Admitted Assets of the Life Insurance Subsidiaries so identified to the combined General Account Admitted Assets of all of the Life Insurance Subsidiaries as of such year end equals or exceeds 80%.

“Covered Life Insurance Subsidiaries’ Most Recent Weighted Average NAIC RBC Ratio” means, as of any date, an amount (expressed as a percentage) calculated as:

(x) the sum of the Total Adjusted Capital of each of the Covered Life Insurance Subsidiaries shown on such Covered Life Insurance Subsidiaries’ most recently filed Annual Statement, divided by

(y) the sum of the Company Action Level RBC of each of the Covered Life Insurance Subsidiaries shown on such Covered Life Insurance Subsidiaries’ most recently filed Annual Statement.

“Depositary”, with respect to the Capital Securities, means The Depository Trust Company or any successor clearing agency.

“Discharged” has the meaning provided in Section 12.1 hereof.

“Fifth Deferral Anniversary” has the meaning provided in Section 6.3(a) hereof.

“First Supplemental Indenture” means the First Supplemental Indenture dated as of August 14, 1998 between the Company as issuer and The First National Bank of Chicago as trustee.

“Fixed Rate” has the meaning provided in Section 2.4(a) hereof.

“Fixed Rate Period” means the period from the date of initial issuance of the Capital Securities up to but not including May 17, 2016.

“Floating Rate” means the rate of interest on the Capital Securities during the Floating Rate Period.

“Floating Rate Period” means the period from May 17, 2016 up to but not including the Maturity Date or earlier redemption.

“Foregone Interest” has the meaning provided in Section 11.1 hereof.

“GAAP” means, at any date or for any period, U.S. generally accepted accounting principles as in effect on such date or for such period.

“General Account Admitted Assets” means, as to a Life Insurance Subsidiary as of any year end, the total admitted assets of such Life Insurance Subsidiary as reflected on the balance sheet included in its statutory financial statements as of such year end minus the separate account assets reflected on such balance sheet.

“H.15(519)” means the weekly statistical release designated as such, or any successor publication, published by the Federal Reserve System Board of Governors, available through the Board of Governors of the Federal Reserve System’s website at http://www.federalreserve.gov/releases/H15/ or any successor site or publication.

“Indenture” has the meaning set forth in the preamble of this Third Supplemental Subordinated Indenture.

“Interest Payment Date” means (i) until May 17, 2016 (or, if May 17, 2016 is not a Business Day, the first Business Day thereafter), each May 17 and November 17, commencing November 17, 2006; and (ii) from May 17, 2016 (or, if May 17, 2016 is not a Business Day, the first Business Day thereafter), each February 17, May 17, August 17 and November 17, commencing August 17, 2016; provided that (i) if any such day until the last Interest Payment Date for the Fixed Rate Period is not a Business Day, then the Interest Payment Date shall be the immediately succeeding Business Day and (ii) if any such day from and after the first Interest Payment Date for the Floating Rate Period is not a Business Day, then the Interest Payment Date shall be the immediately succeeding Business Day, except that if such Business Day is in the next succeeding calendar month, then such Interest Payment Date will be the immediately preceding Business Day.

“Interest Payment Period” means the semi-annual or quarterly period, as applicable, from and including an Interest Payment Date to but not including the next succeeding Interest Payment Date, except for the First Interest Payment Period which shall be determined from and including the date of initial issuance of the Capital Securities (subject to Section 2.1(b)) to but not including November 17, 2006 and except for the last Interest Payment Period of the Fixed Rate Period which shall be determined from and including the penultimate Interest Payment Date in the Fixed Rate Period to but not including May 17, 2016, regardless of whether or not May 17, 2016 is a Business Day.

“LIBOR Determination Date” means 11:00 a.m. (London time) on the second London Banking Day immediately preceding the first day of an Interest Payment Period in the Floating Rate Period.

“Life Insurance Subsidiary” means any of the Company’s subsidiaries that is organized under the laws of any state in the United States and is licensed as a life insurance company in any state in the United States but does not include any subsidiary of a Life Insurance Subsidiary.

“London Banking Day” means any day on which dealings in deposits in U.S. dollars are transacted in the London interbank market.

“Make-Whole Rate” means the Treasury Rate plus (x) in the case of a Tax Event, 50 basis points, and (y) in the case of a redemption for any other reason, 30 basis points.

“Make-Whole Redemption Amount” means the sum of the present value of (i) the aggregate principal amount outstanding of the Capital Securities discounted from the Interest Payment Date falling on May 17, 2016 to the date fixed for redemption on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Make-Whole Rate, and (ii) the present values of scheduled semi-annual interest payments from the date fixed for redemption through and including the Interest Payment Date on May 17, 2016, discounted from such interest payment date to the date fixed for redemption on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Make-Whole Rate, plus any accrued and unpaid interest, together with any compounded interest to the date of redemption, as calculated by the Quotation Agent.

“Market Disruption Event” means the occurrence or existence of any of the following events or circumstances:

(i)	trading in securities generally on the principal exchange on which the Company’s securities are then listed and traded shall have been suspended or the settlement of such trading generally shall have been materially disrupted or minimum prices shall have been established on any such exchange or market by the Securities and Exchange Commission, by such exchange or by any other regulatory body or governmental authority having jurisdiction;

(ii)	a material disruption or banking moratorium occurs or has been declared in commercial banking or securities settlement or clearance services in the United States;

(iii)	there is such a material adverse change in general domestic or international economic, political or financial conditions, including without limitation as a result of terrorist activities, or the effect of international conditions on the financial markets in the United States is such, as to make it, in the Company’s judgment, impracticable to proceed with the offer and sale of its common stock; or

(iv)	an event occurs and is continuing as a result of which the offering document for such offer and sale of securities would, in the judgment of the Company, contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading and either (1) the disclosure of that event at such time, in the judgment of the Company, would have a material adverse effect on the Company’s business or (2) the disclosure relates to a previously undisclosed proposed or pending material development or business transaction, and the Company has a bona fide business reason for keeping the same confidential or the disclosure of which would impede the Company’s ability to consummate such transaction, provided that no single suspension period contemplated by this paragraph (iv) may exceed ninety consecutive days and multiple suspension periods contemplated by this paragraph (iv) may not exceed an aggregate of 180 days in any 360-day period.

“Maturity Date” means the date on which the Capital Securities mature as specified in Section 2.2 hereof and on which the principal shall be due and payable together with all accrued and unpaid interest thereon including Compounded Interest.

“Model Act” means the NAIC Risk-Based Capital (RBC) for Insurers Model Act as included in the NAIC’s Model Laws, Regulations and Guidelines as of May 12, 2006 and as hereinafter amended, modified or supplemented.

“NAIC” means the National Association of Insurance Commissioners.

“Optional Deferral” has the meaning provided in Section 4.1 hereof.

“Optional Deferral Period” has the meaning provided in Section 4.1 hereof.

“Optionally Deferred Interest” has the meaning provided in Section 4.1 hereof.

“Other Covenant Default” has the meaning provided in Section 5.1(b) hereof.

“Other Covenant Default Notice” has the meaning provided in Section 5.1(c) hereof.

“Par Redemption Amount” means a cash redemption price of 100% of the principal amount of the Capital Securities to be redeemed, plus accrued and unpaid interest, together with any Compounded Interest, on such Capital Securities to the date of redemption.

“Parity Debt Securities” has the meaning provided in Section 6.2(b) hereof.

“Parity Guarantees” has the meaning provided in Section 6.2(c) hereof.

“Primary Treasury Dealer” means (1) Morgan Stanley & Co. Incorporated and Citigroup Global Markets Inc. and (2) any additional primary U.S. government securities dealers in New York City selected by the Company and their successors.

“Qualifying Securities” means the Company’s common stock, including treasury shares and shares of common stock sold pursuant to any dividend reinvestment plan or employee benefit plan of the Company.

“Quotation Agent” means one of the Reference Treasury Dealers appointed by the Company.

“Reference Treasury Dealer” means a Primary Treasury Dealer; provided, however, that if any of the Primary Treasury Dealers ceases to be a Primary Treasury Dealer, the Company will substitute another Primary Treasury Dealer.

“Reference Treasury Dealer Quotations” means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by the Quotation Agent, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Quotation Agent at 5:00 p.m., New York City time, on the third Business Day preceding such redemption date.

“Registered Security” means any Security in the form established pursuant to Section 9.1 hereof which is registered as to principal and interest in the Securities Register.

“Risk-Based Capital Ratio” means the ratio (expressed as a percentage) of an insurance company’s “total adjusted capital,” calculated in accordance with prescribed procedures set forth in the Model Act, relative to the company’s “company action level risk-based capital” as defined in subsection J of Section 1 (or the relevant successor section, if any) of the Model Act.

“Second Supplemental Indenture” means the Second Supplemental Junior Subordinated Indenture dated as of April 20, 2006 between the Company as issuer and J.P. Morgan Trust Company, National Association as trustee.

“Securities” has the meaning set forth in the recitals of this Third Supplemental Subordinated Indenture.

“Securities Act” means the Securities Act of 1933, as amended.

“Senior Indebtedness” means principal of, and interest and premium, if any, in respect of (i) all indebtedness of the Company, whether outstanding on the date of the issuance of the Capital Securities or thereafter created, incurred or assumed, which is for money borrowed (including, without limitation, trust preferred securities of statutory trusts and related subordinated debentures and guarantees of the Company issued under the Indenture), or which is evidenced by a note or similar instrument given in connection with the acquisition of any business, properties or assets, including securities; (ii) all obligations of the Company under leases required or permitted to be capitalized under GAAP; (iii) all indebtedness referred to in clause (i) of other Persons the payment of which the Company is responsible or liable as guarantor or otherwise; and (iv) amendments, modifications, renewals, extensions, deferrals and refundings of any of the above types of indebtedness; provided, however, that Senior Indebtedness shall not include: (w) indebtedness incurred for the purchase of goods or materials or for services obtained in the ordinary course of business; (x) any indebtedness which by its terms is expressly made equal in rank and payment with or subordinated to the Capital Securities; (y) the Company’s 6.75% Capital Securities due 2066 issued under the Indenture and the Second Supplemental Indenture; and (z) any indebtedness owed by the Company to any of its subsidiaries. Senior Indebtedness will continue to be Senior Indebtedness and entitled to the benefits of the subordination provisions irrespective of any amendment, modification or waiver of any term of the Senior Indebtedness or extension or renewal of the Senior Indebtedness.

“Tax Event” means, with respect to the Capital Securities, the receipt by the Company of an opinion of counsel, rendered by a law firm with experience in such matters, to the effect that, as a result of (a) any amendment to, or change (including any announced prospective change) in, the laws (or any regulations thereunder) of the United States or any political subdivision or taxing authority thereof or therein, (b) any official administrative pronouncement (including a private letter ruling, technical advice memorandum or similar pronouncement) or judicial decision interpreting or applying such laws or regulations, or (c) a threatened challenge asserted in connection with an audit of the Company or any of the Company’s subsidiaries, or a threatened challenge asserted in writing against any other taxpayer that has raised capital through the issuance of securities that are substantially similar to the Capital Securities, which amendment or change is effective or which pronouncement or decision is announced or which challenge occurs on or after the date hereof, there is more than an insubstantial increase in the risk that interest accruing or payable by the Company on the Capital Securities is not or, at any time subsequent to the Company’s receipt of such opinion, will not be, wholly deductible by the Company for United States federal income tax purposes.

“Telerate Page 3750” means the display on Moneyline Telerate, Inc. on page 3750 or any successor service or page for the purpose of displaying the London interbank offered rates of major banks.

“Third Supplemental Subordinated Indenture” has the meaning provided in the preamble hereto.

“3-Month LIBOR,” with respect to an Interest Payment Period during the Floating Rate Period, means the rate (expressed as a percentage per year) for deposits in U.S. dollars for a three-month period that appears on Telerate Page 3750 as of the relevant LIBOR Determination Date.

If 3-Month LIBOR cannot be determined for an Interest Payment Period as described above, the Company will select four major banks in the London interbank market. The Company will request that the principal London offices of those four selected banks provide their offered quotations to prime banks in the London interbank market at approximately 11:00 a.m.,

London time, on the LIBOR Determination Date for such Interest Payment Period to the Company and the Calculation Agent, and if the Calculation Agent is then not the Trustee, to the Trustee. These quotations will be for deposits in U.S. dollars for a three-month period. Offered quotations must be based on a principal amount equal to an amount that is representative of a single transaction in U.S. dollars in the market at the time.

If two or more quotations are provided, 3-Month LIBOR for such Interest Payment Period will be the arithmetic mean of the quotations. If fewer than two quotations are provided, the Company will select three offered rates quoted by three major banks in New York City on the LIBOR Determination Date for such Interest Payment Period. The rates quoted will be for loans in U.S. dollars for a three-month period. Rates quoted must be based on a principal amount equal to an amount that is representative of a single transaction in U.S. dollars in the market at the time. If fewer than three New York City banks selected by the Company are quoting rates, 3-Month LIBOR for the applicable Interest Payment Period will be the same as for the immediately preceding Interest Payment Period or, if the immediately preceding Interest Payment Period is an Interest Payment Period during the Fixed Rate Period, the same as for the most recent quarter for which 3-Month LIBOR can be determined.

“Total Adjusted Capital” has the meaning specified in subsection M or Section 1 (or the relevant successor section, if any) of the Model Act.

“Trailing Four Quarters Consolidated Net Income Amount” means, for any fiscal quarter, subject to the provisos to the definition of “Trigger Event,” the sum of the Company’s consolidated GAAP net income for the four fiscal quarters ending as of the last day of such fiscal quarter.

“Treasury Rate” means the yield, under the heading that represents the average for the week immediately prior to the redemption date, appearing in the most recently published statistical release designated “H.15(519)” or any successor publication that is published weekly by the Board of Governors of the Federal Reserve System and that establishes yields on actively traded U.S. Treasury securities adjusted to constant maturity under the caption “Treasury Constant Maturities,” for the maturity corresponding to the Comparable Treasury Issue (if no maturity is within three months before or after the end of the relevant Interest Payment Period, yields for the two published maturities most closely corresponding to the Comparable Treasury Issue will be determined and the Treasury Rate will be interpolated or extrapolated from such yields on a straight line basis, rounding to the nearest month). If such release (or any successor release) is not published during the week preceding the redemption date or does not contain such yields, “Treasury Rate” means the rate per year equal to the semi-annual equivalent yield to maturity of the Comparable Treasury Issue, calculated using a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date. The Treasury Rate will be calculated on the third Business Day preceding the redemption date.

“Trigger Determination Date” has the meaning provided in Section 6.3(a) hereof.

A “Trigger Event” will have occurred if the Company makes a determination that one of the following conditions exists as of the thirtieth day prior to an Interest Payment Date:

(i)	the Covered Life Insurance Subsidiaries’ Most Recent Weighted Average NAIC RBC Ratio was less than 175%; or

(ii)	(x) the Trailing Four Quarters Consolidated Net Income Amount for the period ending on the quarter that is two quarters prior to the most recently completed quarter prior to such determination date, is zero or a negative amount, and (y) the Adjusted Shareholders’ Equity Amount as of the most recently completed quarter and as of the end of the quarter that is two quarters before the most recently completed quarter, has declined by 10% or more as compared to the Adjusted Shareholders’ Equity Amount at the end of the Benchmark Quarter with respect to the most recently completed quarter;

provided, however, that

(A)	If, because of a change in GAAP that results in a cumulative effect of a change in an accounting principle or a restatement, the Company’s consolidated net income is higher or lower than it would have been absent such change, then for purposes of making the calculations described in clause (ii) above, commencing with the fiscal quarter for which such change in GAAP becomes effective, such consolidated net income will be calculated on a pro forma basis as if such change had not occurred;

(B)	If, because of a change in GAAP that results in a cumulative effect of a change in an accounting principle or a restatement, the Adjusted Shareholders’ Equity Amount as of a quarter end is higher or lower than it would have been absent such change, then for purposes of making the calculations described in clause (ii) above, commencing with the fiscal quarter for which such change in GAAP becomes effective, the Adjusted Shareholders’ Equity Amount will be calculated on a pro forma basis as if such change had not occurred; and

(C)

If, because of a change in the Model Act that results in (i) a change in the mathematical relationship between the Company Action Level RBC and the Authorized Control Level RBC or (ii) any similar recalibration or re-scaling of the levels of Total Adjusted Capital that a life insurance company must possess in order to avoid triggering particular company action or regulatory action (whether mandatory or authorized) under the Model Act, then for purposes of making the calculations described in clause (i) above commencing with the first year for which such change becomes effective, the conditions for the occurrence of a Trigger Event will be changed to maintain consistency with the 175% Covered Life Insurance Subsidiaries’ Most Recent Weighted Average NAIC RBC Ratio set forth in such clause (i), as determined and verified by a nationally recognized independent actuarial consulting firm that is designated by a nationally recognized accounting firm that is not the independent registered public accounting firm that is the Company’s auditors at the time of such designation.

“Trigger Period” has the meaning provided in Section 4.3 hereof.

“Trustee” shall have the meaning set forth in the preamble of this Third Supplemental Subordinated Indenture.

“Underwriting Agreement” means the Underwriting Agreement, dated May 12, 2006, among the Company and the underwriters of the Capital Securities therein named.

ARTICLE II

GENERAL TERMS AND CONDITIONS OF THE CAPITAL SECURITIES

Section 2.1 Designation and Principal Amount.

(a) There is hereby authorized a series of Securities designated the 7% Capital Securities due 2066, which shall be in the form of junior subordinated debentures issued by the Company under the Indenture, limited in aggregate principal amount to $800,000,000, which amount shall be as set forth in any written order of the Company for the authentication and delivery of Capital Securities pursuant to Section 3.3 of the Base Indenture.

(b) The Company may, from time to time, subject to compliance with any other applicable provisions of this Third Supplemental Subordinated Indenture but without the consent of the Holders, create and issue pursuant to this Third Supplemental Subordinated Indenture an unlimited principal amount of additional Securities (in excess of any amounts theretofore issued) having the same terms and conditions to those of the other outstanding Securities, except that any such additional Securities (i) may have a different issue date and issue price from other outstanding Securities and (ii) may have a different amount of interest payable on the first Interest Payment Date after issuance than is payable on other outstanding Securities. Such additional Securities shall constitute part of the same series of Securities hereunder, unless any such adjustment pursuant to this Section 2.1(b) shall cause such additional Securities to constitute, as determined pursuant to an opinion of counsel, a different class of securities than the original series of Securities for U.S. federal income tax purposes.

Section 2.2 Maturity.

The Maturity Date will be May 17, 2066. Notwithstanding the preceding sentence, in the event that the Maturity Date is not a Business Day, then the Maturity Date will be the next succeeding day which is a Business Day, except that if such Business Day is in the next succeeding calendar month, then the Maturity Date will be the immediately preceding day which is a Business Day.

Section 2.3 Form and Payment.

Except as provided in Section 2.4, the Capital Securities shall be issued in fully registered certificated form without interest coupons in denominations of $2,000 and integral multiples of $1,000 in excess thereof, bearing identical terms. Principal and interest on the Capital Securities issued in certificated form will be payable, the transfer of such Capital Securities will be registrable and such Capital Securities will be exchangeable for Capital Securities bearing identical terms and provisions at the office or agency of the Trustee; provided, however, that payment of interest may be made at the option of the Company by check mailed to the Holder at such address as shall appear in the Security Register.

Section 2.4 Interest.

(a) From the date of issuance up to but not including the Interest Payment Date for the last Interest Payment Period during the Fixed Rate Period or earlier redemption, the Capital Securities will bear interest, accruing from the date of initial issuance, at the per annum rate of 7% (the “Fixed Rate”), payable semi-annually on each Interest Payment Date in respect of an Interest Payment Period during the Fixed Rate Period, commencing on November 17, 2006.

(b) Interest payments in respect of Interest Payment Periods during the Fixed Rate Period will include accrued interest from and including the last date in respect of which interest has been duly paid or provided for to, but not including, the next succeeding Interest Payment Date or the date of redemption, as the case may be; provided, however, that the amount of interest payable for the last Interest Payment Period of the Fixed Rate Period shall be determined from and including the penultimate Interest Payment Date in the Fixed Rate Period to but not including May 17, 2016, regardless of whether or not May 17, 2016 is a Business Day. The amount of interest payable for any full Interest Payment Period during the Fixed Rate Period will be computed on the basis of a

360-day year of twelve thirty-day months, and the amount of interest payable for any period shorter than a full Interest Payment Period for which interest is computed will be computed on the basis of thirty-day months and, for periods of less than a thirty-day month, the actual number of days elapsed per thirty-day month.

(c) After the Interest Payment Date for the last Interest Payment Period during the Fixed Rate Period up to but not including the Maturity Date or earlier redemption, the Capital Securities will bear interest at the per annum rate of 3-Month LIBOR plus a margin equal to 2.3575% (the “Floating Rate”), payable quarterly on each Interest Payment Date in respect of an Interest Payment Period during the Floating Rate Period.

(d) The Calculation Agent will calculate the applicable Floating Rate and the amount of interest payable on each quarterly Interest Payment Date relating to and Interest Payment Period during the Floating Rate Period. Promptly upon such determination, the Calculation Agent will notify the Company and, if the Trustee is not then serving as the Calculation Agent, the Trustee, of the Floating Rate for the new quarterly Interest Payment Period. The Floating Rate determined by the Calculation Agent, absent manifest error, will be binding and conclusive on the Company and the holders of the Capital Securities and the Trustee.

(e) Interest payments during the Floating Rate Period will include accrued interest from and including the last date in respect of which interest has been duly paid or provided for to, but not including, the next succeeding Interest Payment Date, the date of redemption or the Maturity Date, as the case may be. The amount of interest payable will be computed on the basis of a 360-day year and the actual number of days elapsed in each quarterly Interest Payment Period. All percentages resulting from any interest rate calculation will be rounded upward or downward, as appropriate, to the next higher or lower one-hundred-thousandth of a percentage point.

(f) Otherwise than in connection with the maturity or early redemption of the Capital Securities or the payment in whole or in part of deferred or overdue interest on the Capital Securities, interest on the Capital Securities may be paid only on an Interest Payment Date.

(g) To the extent permitted by applicable law, interest not paid when due hereunder, including, without limitation, all Optionally Deferred Interest, will accrue and compound semi-annually (during the Fixed Rate Period) or quarterly (during the Floating Rate Period) at the applicable Coupon Rate on each Interest Payment Date until paid. References to “interest” in the Indenture and this Third Supplemental Subordinated Indenture include references to such Compounded Interest.

(h) The interest installment so payable, and punctually paid or duly provided for, on any Interest Payment Date will, as provided in the Base Indenture, be paid to the Person in whose name the Capital Securities is registered at the close of business on the day next preceding the Interest Payment Date; provided, that in the event the Capital Securities will not continue to remain in book-entry form or are not in the form of a Global Certificate, the record date for each Interest Payment Date shall be the first day of the month in which such Interest Payment Date occurs. Any such interest installment not punctually paid or duly provided for shall forthwith cease to be payable to the registered Holders on such record date, and may be paid to the Person in whose name the Capital Securities is registered at the close of business on a special record date to be fixed by the Trustee for the payment of such defaulted interest after the Company has deposited with the Trustee an amount of money equal to the aggregate amount proposed to be paid in respect of such defaulted interest, notice whereof shall be given to the registered Holders of this series of Capital Securities not less than ten days prior to such special record date, or may be paid at any time in any other lawful manner not inconsistent with the requirements of any securities exchange on which the Capital Securities may be listed, and upon such notice as may be required by such exchange.

ARTICLE III

REDEMPTION OF THE CAPITAL SECURITIES

Article XI of the Base Indenture shall be superseded by this Article III with respect to the Capital Securities.

Section 3.1 Optional Redemption.

The Company shall have the right, at its option, to redeem the Capital Securities for cash, in whole or in part, on or after May 17, 2016, at a cash redemption price equal to the Par Redemption Amount; provided that if the Capital Securities are not redeemed in whole, at least $50,000,000 aggregate principal amount of the Capital Securities (excluding any Capital Securities held by the Company or any of its Affiliates) remains outstanding after giving effect to such redemption. Prior to May 17, 2016, the Company shall have the right, at its option, to redeem the Capital Securities in whole but not in part, including, but not limited to, upon the occurrence of a Tax Event, at a cash redemption price of the greater of (i) the Par Redemption Amount and (ii) the Make-Whole Redemption Amount. With respect to any redemption of Capital Securities as a result of a Tax Event, the date fixed for such redemption will be within 180 days following the occurrence of such Tax Event; provided, however, that if at that time the Company is able to eliminate, within the 180-day period, the Tax Event by taking some ministerial action (such as making an election or filing a form) that has no adverse effect on the Company or the Holders of the Capital Securities, the Company will pursue such action in lieu of redemption. The Company will have no right or obligation to redeem the Capital Securities while pursuing such measure.

Section 3.2 Redemption Procedure for Capital Securities.

The Company will mail, or cause the Trustee to mail, notice of every redemption of Capital Securities by first class mail, postage prepaid, addressed to the Holders of record of the Capital Securities to be redeemed at such Holder’s respective last address appearing on the Company’s books. Any redemption pursuant to this Article III will be made upon not less than fifteen days nor more than sixty days notice before the date fixed for redemption to the registered Holder of the Capital Securities. If the Capital Securities are to be redeemed in part pursuant to Section 3.1, the Capital Securities will be redeemed pro rata or by lot or by any other method utilized by the Trustee that the Trustee shall deem fair and appropriate. Any notice mailed as provided in this Section 3.2 shall be conclusively presumed to have been duly given, whether or not the Holder receives such notice, but failure duly to give such notice by mail, or any defect in such notice or in the mailing thereof, to any Holder of the Capital Securities designated for redemption shall not affect the validity of the proceedings for the redemption of any other Capital Securities. Each such notice given to a Holder shall state: (i) the date of redemption; (ii) the redemption price; (iii) that the Capital Securities are being redeemed pursuant to the Indenture or the terms of the Capital Securities together with the facts permitting such redemption; (iv) if less than all outstanding Capital Securities are to be redeemed, the identification (and, in the case of partial redemption, the principal amounts) of the particular Capital Securities to be redeemed; (v) the place or places where the Capital Securities are to be redeemed; and (vi) that interest on the Capital Securities to be redeemed will cease to accrue on the date of redemption. Notwithstanding the foregoing, if the Capital Securities are issued in book-entry form through The Depository Trust Company or any other similar facility, notice of redemption may be given to the Holders of Capital Securities at such time and in any manner permitted by such facility. The redemption price shall be paid prior to 12:00 noon, New York City time, on the date of such redemption or at such earlier time as the Company determines and specifies in the notice of redemption. The Company shall deposit with the Trustee or with a

Paying Agent an amount of money sufficient to pay the redemption price of such Capital Securities or any portion thereof which are to be redeemed on that date.

Section 3.3 Payment of Securities Called for Redemption.

If any notice of redemption has been given as provided in Section 3.2, the Capital Securities or portion of the Capital Securities with respect to which such notice has been given shall become due and payable on the date and at the place or places stated in such notice at the applicable redemption price. From and after such date, the Capital Securities to be redeemed shall cease to bear interest. If any Capital Securities called for redemption shall not be so paid upon surrender thereof for redemption, the principal of and premium, if any, on such Capital Securities shall, until paid, bear interest from the date of redemption at the Coupon Rate. On presentation and surrender of such Capital Securities at a place of payment in said notice specified, the said securities or the specified portions thereof shall be paid and redeemed by the Company at the applicable redemption price. Upon presentation of any Capital Securities redeemed in part only, the Company shall execute and the Trustee shall authenticate and deliver to the Holder thereof, at the expense of the Company, new Capital Securities of the same series, of authorized denominations, in aggregate principal amount equal to the unredeemed portion of the Capital Securities so presented and having the same original issue date, Maturity Date and terms. If a Global Security is so surrendered, such new Capital Securities will also be a new Global Security.

Section 3.4 No Sinking Fund.

The Capital Securities are not entitled to the benefit of any sinking fund.

ARTICLE IV

OPTIONAL DEFERRAL OF INTEREST AND TRIGGER EVENTS

Section 3.11 of the Base Indenture shall be superseded by this Article IV with respect to the Capital Securities.

Section 4.1 Optional Deferral of Interest.

So long as no Event of Default or Trigger Event has occurred and is continuing under the Indenture, the Company may elect at any time during the term of the Capital Securities, and from time to time, to defer one or more payments of interest on such Capital Securities (an “Optional Deferral” and any such deferred interest, “Optionally Deferred Interest”) for up to five years (excluding any time an Optional Deferral is suspended pursuant to Section 4.3 hereof). During any Optional Deferral (an “Optional Deferral Period”), the Company may pay Optionally Deferred Interest out of any source of funds. Optionally Deferred Interest will continue to accrue and compound semi-annually or quarterly, as applicable, on each Interest Payment Date, to the extent permitted by applicable law, at the applicable Coupon Rate. If Optional Deferral has continued beyond the Fifth Deferral Anniversary (as defined in Section 6.3), then the provisions of Section 6.3 hereof will apply, and the Company must (except upon an Event of Default with respect to the Capital Securities) make Commercially Reasonable Efforts to sell certain Qualifying Securities. If such efforts are successful, the Company must pay Optionally Deferred Interest out of the net proceeds from the sale of such Qualifying Securities on the next succeeding Interest Payment Date following the Fifth Deferral Anniversary, but the Company cannot pay such Optionally Deferred Interest from sources other than the net proceeds from the sale of such Qualifying Securities. Additionally, during any Optional Deferral Period, the restrictions on payment by the Company of dividends and other distributions on capital stock pursuant to Section 6.2 hereof will apply. There is no limit on the number of Optional Deferral Periods that the Company may begin.

Section 4.2 Notices of Deferral and Trigger Period.

(a) The Company shall provide a notice of any Optional Deferral no more than sixty and no fewer than fifteen days prior to the relevant Interest Payment Date. Subject to Section 4.2(b) hereof, a notice of Optional Deferral, once given, will be irrevocable and the deferral of payments on the related Interest Payment Date will be considered an Optional Deferral, unless a Trigger Event has occurred as of the thirtieth day prior to such Interest Payment Date.

(b) By not later than the fifteenth day prior to each Interest Payment Date during a Trigger Period, the Company will give notice of the continuance of such Trigger Period to the Holders of the Capital Securities. Such notice will, depending on which condition is relied upon in determining that a Trigger Event has occurred, set forth either (x) the Covered Life Insurance Subsidiaries’ Most Recent Weighted Average NAIC RBC Ratio or (y) the Trailing Four Quarters Consolidated Net Income Amount and the Adjusted Shareholders’ Equity Amount, as applicable, and the extent to which these amounts must increase in order for payments of interest from sources other than pursuant to Section 6.3 hereof to resume.

Section 4.3 Trigger Events.

(a) If and to the extent that a Trigger Event has occurred and is continuing, and regardless of any notice of Optional Deferral that has been previously delivered, the Company may pay interest on the Capital Securities (other than any interest that had accrued during an Optional Deferral Period prior to the Fifth Deferral Anniversary and prior to the occurrence of a Trigger Event, which may remain unpaid or be paid out of any source of funds) only to the extent that such interest is paid in accordance with the Alternative Coupon Satisfaction Mechanism. Any interest that is accrued and unpaid during a period when a Trigger Event has occurred and is continuing (a “Trigger Period”) will continue to accrue and compound semi-annually or quarterly, as applicable, to the extent permitted by applicable law, at the applicable Coupon Rate. Non-payment of interest may not continue for more than ten consecutive years or extend beyond the Maturity Date of, or the redemption date for, the Capital Securities. If a Trigger Event occurs after commencement of an Optional Deferral, the Optional Deferral will be deemed suspended during the Trigger Period. After the Trigger Period is no longer continuing, the Optional Deferral will resume and any accrued time during the Optional Deferral Period prior to such suspension will be counted toward the five year limitation set forth in Section 4.1.

(b) In the event that a Trigger Period is no longer continuing and at the termination of the Trigger Period there is no unpaid interest from an Optional Deferral Period that had continued beyond the Fifth Deferral Anniversary, the Company may pay subsequent interest in cash from any source of funds. Notwithstanding the foregoing, any unpaid interest, together with any Compounded Interest, that accrued during the continuance of a Trigger Period may only be satisfied in accordance with the provisions of the Alternative Coupon Satisfaction Mechanism, except upon an Event of Default with respect to the Capital Securities; provided, however, that any accrued and unpaid interest will in all events be due and payable upon maturity or redemption of the Capital Securities, except for Foregone Interest (if any).

(c) During such Trigger Period, the restrictions on interest payments from sources other than the Alternative Coupon Satisfaction Mechanism will continue until neither of the conditions in clauses (i) and (ii) of the definition of “Trigger Event” exists as of the thirtieth day prior to an Interest Payment Date. In addition, in the case of a restriction arising under clause (ii) of the definition of “Trigger Event,” such restrictions will continue until neither of the conditions in clauses (i) and (ii) of the definition of “Trigger Event” exists as of the thirtieth day prior to an Interest Payment Date and the Company’s Adjusted Shareholders’ Equity Amount has increased or has declined by less than 10%, in either case as compared to the Adjusted Shareholders’ Equity Amount at the end of the Benchmark Quarter for each Interest Payment Date as to which interest payment restrictions were imposed under clause (ii) of the definition of “Trigger Event” and Section 4.3(a) hereof.

ARTICLE V

EVENTS OF DEFAULT

Section 5.1 Events of Default.

(a) Section 5.1 of the Base Indenture is hereby amended and supplemented with respect to the Capital Securities by deleting clauses (1) and (3) thereof and adding the following additional Events of Default:

(i) default for thirty calendar days in the payment of any interest on the Capital Securities when it becomes due and payable (whether or not such payment is prohibited by the subordination provisions); however, a default under this provision will not arise if the Company has properly deferred the interest in connection with an Optional Deferral Period or when the provisions of Section 6.3 hereof apply, or the Company has not paid the interest on an Interest Payment Date that occurs during a Trigger Period.

(ii) any non-payment of interest, whether due to an Optional Deferral, during a Trigger Period or otherwise, that continues for ten consecutive years or extends beyond the Maturity Date of, or the redemption date for, the Capital Securities, without all accrued and unpaid interest (including Compounded Interest) having been paid in full.

(b) For the avoidance of doubt, Events of Default with respect to the Capital Securities do not include failure to comply with or breach of the Company’s other covenants set forth in Article VI hereof with respect to the Capital Securities (an “Other Covenant Default”), including the covenant to sell Qualifying Securities through the Alternative Coupon Satisfaction Mechanism to meet certain interest payment obligations.

(c) Holders of the Capital Securities may not themselves institute a proceeding against the Company on account of an Other Covenant Default unless the Trustee fails to institute such a proceeding. However, the Holders of a majority in principal amount of the Capital Securities may direct the Trustee to bring such a proceeding if an Other Covenant Default continues for a period of ninety days after delivery of written notice to the Company from the Trustee or to the Company and the Trustee from the Holders of a majority in principal amount of the Capital Securities (“Other Covenant Default Notice”), subject to the terms hereof. Except with respect to the covenants contained in Article X of the Base Indenture, the Trustee shall not be required to take any action in case of an Other Covenant Default (other than to give notice of such default to the Holders of the Capital Securities) unless so directed by the Holders. In the case of an Other Covenant Default resulting from the Company’s breach of its covenants contained in Article X of the Base Indenture, such Other Covenant Default, after its continuance for ninety days after delivery of the Other Covenant Default Notice, will be treated as an Event of Default with respect to the Capital Securities, and the Trustee will have all of the rights, duties and obligations, and the Holders of the Capital Securities will have all of the rights, in respect of such Other Covenant Default as if such Other Covenant Default were such an Event of Default, except that there will be no right to accelerate the payment of the Capital Securities.

(d) Subject to the provisions of Section 5.1(c) hereof, as to Other Covenant Defaults, the provisions of Section 5.7 of the Base Indenture shall apply with respect to limitations on suits, proceedings and remedies.

(e) Within ninety days after an Event of Default, the Trustee must give to the Holders of the Capital Securities notice of all uncured and unwaived defaults by the Company known to it. However, except in the case of default in payment or interest, the Trustee may withhold such notice if it determines that such withholding is in the interest of such Holders.

ARTICLE VI

COVENANTS

Article X of the Base Indenture is hereby supplemented with respect to the Capital Securities by the following additional covenants of the Company:

Section 6.1 Limitation on Payment of Current Interest when Optionally Deferred Interest is Outstanding.

The Company may not pay on any Interest Payment Date interest that has accrued on any Capital Security during the Interest Payment Period immediately preceding such Interest Payment Date, unless the Company pays therewith all Optionally Deferred Interest at such time outstanding on such Capital Security. The foregoing covenant shall not be construed to limit the ability of the Holders of the Capital Securities to recover amounts in case of any receivership, insolvency, liquidation, bankruptcy, reorganization, readjustment, arrangement, composition or judicial proceeding affecting the Company and its property.

Section 6.2 Certain Restrictions During Optional Deferral Periods or Following a Trigger Event.

On any date on which accrued interest through the most recent Interest Payment Date has not been paid in full, whether because of an Optional Deferral, the consequences of a Trigger Event or otherwise, the Company will not, and will not permit any subsidiary to:

(a) declare or pay any dividends on, make distributions regarding, or redeem, purchase, acquire or make a liquidation payment with respect to, any shares of capital stock of the Company, other than:

(i) purchases of the capital stock of the Company in connection with employee or agent benefit plans or the satisfaction of its obligations under any contract or security then outstanding requiring the Company to purchase capital stock or under any dividend reinvestment plan;

(ii) in connection with the reclassifications of any class or series of the Company’s capital stock, or the exchange or conversion of one class or series of the Company’s capital stock for or into another class or series of the Company’s capital stock;

(iii) the purchase of fractional interests in shares of the Company’s capital stock in connection with the conversion or exchange provisions of that capital stock or the security being converted or exchanged;

(iv) dividends or distributions of the Company’s capital stock, or rights to acquire common stock, or repurchases or redemptions of common stock solely from the issuance or exchange of common stock;

(v) any declaration of a dividend in connection with the implementation of a shareholders rights plan, or issuances of capital stock under any such plan in the future, or redemptions or repurchases of any rights outstanding under a shareholder rights plan; or

(vi) acquisitions of the Company’s common stock in connection with acquisitions of businesses made by the Company (which acquisitions are made by the Company’s in connection with the satisfaction of indemnification obligations of the sellers of such businesses);

(b) make any payment of interest, principal or premium, if any, on or repay, repurchase or redeem any debt securities issued by the Company that rank equally with or junior to the Capital Securities, other than any payment, repurchase or redemption in respect of debt securities that rank equally with the Capital Securities (“Parity Debt Securities”) made ratably and in proportion to the respective amount of (i) accrued and unpaid amounts on such Parity Debt Securities, on the one hand, and (ii) accrued and unpaid amounts on the Capital Securities, on the other hand; and

(c) make any guarantee payments with respect to any guarantee by the Company of the debt securities of any subsidiary, if such guarantee ranks equally with or junior to the Capital Securities, other than any payment in respect of guarantees that rank equally with the Capital Securities (“Parity Guarantees”) made ratably and in proportion to the respective amount of (i) accrued and unpaid amounts on such Parity Guarantees, on the one hand, and (ii) accrued and unpaid amounts on the Capital Securities, on the other hand.

Section 6.3 Obligation to Effect Certain Sales of Qualifying Securities; Alternative Coupon Satisfaction Mechanism.

(a) Commencing with the first to occur of:

(i) if any Optionally Deferred Interest is outstanding due to an Optional Deferral, the date that is five years after the first Interest Payment Date as of which the Company deferred payment of interest on the Capital Securities (excluding any time an Option Deferral is suspended pursuant to Section 4.3 hereof), and for which Optionally Deferred Interest remains outstanding (the “Fifth Deferral Anniversary”), or

(ii) if a Trigger Event has occurred and is continuing as of the thirtieth day prior to an Interest Payment Date (regardless of whether a notice of an Optional Deferral has been delivered) (the “Trigger Determination Date”), the Company shall make Commercially Reasonable Efforts to effect sales of Qualifying Securities in an amount that will generate sufficient net proceeds to enable the Company to pay interest in full on the Capital Securities (the “Alternative Coupon Satisfaction Mechanism”), which obligation will continue until all unpaid interest has been paid in full; provided that the Company’s obligation to make Commercially Reasonable Efforts to sell its Qualifying Securities to satisfy its obligation to pay interest is subject to Market Disruption Events, does not apply to interest that has accrued during an Optional Deferral Period prior to the Fifth Deferral Anniversary, and does not apply if an Event of Default with respect to the Capital Securities has occurred and is continuing.

The net proceeds received by the Company from the issuance of Qualifying Securities (i) during the 180 days prior to any Interest Payment Date on which the Company is required to use the Alternative Coupon Satisfaction Mechanism and (ii) designated by the Company at or before the time of such issuance as available to pay interest on the Capital Securities will, at the time such proceeds are delivered to the Trustee to satisfy the relevant interest payment, be deemed to satisfy the Company’s obligations to pay interest on the Capital Securities pursuant to the Alternative Coupon Satisfaction Mechanism.

As used in this Section 6.3, the term “Commercially Reasonable Efforts” means commercially reasonable efforts on the part of the Company to complete the offer and sale of shares of its Qualifying Securities to third parties that are not subsidiaries of the Company in public offerings or private placements, provided that the Company will be deemed to have made such commercially reasonable efforts during a Market Disruption Event regardless of whether the Company makes any offers or sales during such Market Disruption Event. For the avoidance of doubt, the Company will not be considered to have made such Commercially Reasonable

Efforts to effect a sale of stock if it determines to not pursue or complete such sale solely due to pricing considerations.

(b) Following the Fifth Deferral Anniversary or the Trigger Determination Date, the Company shall apply the net proceeds received by it from sales of shares of its Qualifying Securities to the payment of interest, with net proceeds to be paid promptly after receipt until all interest amounts owing have been paid in full.

(c) In the event that net proceeds received by the Company from one or more sales of shares of its Qualifying Securities following such Fifth Deferral Anniversary or the Trigger Determination Date are not sufficient to satisfy the full interest amount, such net proceeds will be paid to the Holders of the Capital Securities on a pro rata basis.

(d) Any interest payment made pursuant to the provisions of this Section 6.3 will first be allocated to payment of the interest due on the next Interest Payment Date. Any payment of interest in excess of the amount of the interest due on that Interest Payment Date will be applied first against any then existing accrued and unpaid interest, in chronological order beginning with the earliest unpaid Interest Payment Date, and then against any accrued and unpaid Compounded Interest. If the Company has outstanding at such time any debt securities ranking pari passu with the Capital Securities under the terms of which the Company is obligated to sell Qualifying Securities and apply the net proceeds to payment of deferred interest on such pari passu securities and the Company at such time is required to apply such proceeds to pay deferred interest on such pari passu securities, then on any date and for any period the amount of net proceeds received by the Company from such sales and available for payment of such deferred interest shall be applied to the Capital Securities and such pari passu securities on a pro rata basis. Notwithstanding the foregoing, a partial payment will be applied (i) to Optionally Deferred Interest but only to the extent that the source of such partial payment is other than the sale of Qualifying Securities, and (ii) first to interest that is unpaid during a Trigger Period and second to Optionally Deferred Interest, to the extent that the source of such partial payment is the sale of Qualifying Securities.

Section 6.4 Payment of Expenses.

In connection with the offering, sale and issuance of the Capital Securities, the Company, in its capacity as borrower with respect to the Capital Securities, shall pay all costs and expenses relating to the offering, sale and issuance of the Capital Securities, including commissions to the underwriters payable pursuant to the Underwriting Agreement and compensation of the Trustee under the Indenture in accordance with the provisions of Section 6.7 of the Base Indenture.

Section 6.5 Payment Upon Resignation or Removal.

Upon termination of this Third Supplemental Subordinated Indenture or the Base Indenture or the removal or resignation of the Trustee, the Company shall pay to the Trustee all amounts accrued to the date of such termination, removal or resignation.

ARTICLE VII

SUBORDINATION

Article XIII of the Base Indenture shall be superseded by this Article VII with respect to the Capital Securities.

Section 7.1 Agreement to Subordinate.

The Company agrees, and each Holder by accepting any Capital Securities agrees, that, unless otherwise specified pursuant to Section 3.1 hereof with respect to any series of Capital Securities, the indebtedness evidenced by the Capital Securities is subordinated in right of payment, to the extent and in the manner provided in this Article VII, to the prior payment in full of all Senior Indebtedness, and that the subordination is for the benefit of, and shall be enforceable directly by, the Holders of Senior Indebtedness, without any act or notice of acceptance hereof or reliance hereon. The Capital Securities shall rank equal in rank and payment with the 6.75% Capital Securities due 2066 of the Company issued under the Indenture and the Second Supplemental Indenture.

Section 7.2 Liquidation; Dissolution; Bankruptcy.

In the event of:

(a) any insolvency, bankruptcy, receivership, liquidation, reorganization, readjustment, composition or other similar proceeding relating to the Company, its creditors or its property;

(b) any proceeding for the liquidation, dissolution or other winding up of the Company, voluntary or involuntary, whether or not involving insolvency or bankruptcy proceedings;

(c) any assignment by the Company for the benefit of creditors; or

(d) any other marshalling of the assets of the Company,

all Senior Indebtedness (including, without limitation, interest accruing after the commencement of any such proceeding, assignment or marshalling of assets) shall first be paid in full before any payment or distribution, whether in cash, securities or other property, shall be made by the Company on account of the Capital Securities. In any such event, any payment or distribution, whether in cash, securities or other property, which would otherwise (but for the provisions of this Article VII) be payable or deliverable in respect of the Capital Securities (including any such payment or distribution which may be payable or deliverable by reason of the payment of any other indebtedness of the Company being subordinated to the payment of the Securities) shall be paid or delivered directly to the Holders of Senior Indebtedness, or to their representatives, in accordance with the priorities then existing among such Holders until all Senior Indebtedness shall have been paid in full. Payments on the Capital Securities in the form of other securities of the Company or those of any other corporation provided for by a plan of reorganization or a readjustment, the payment of which is subordinate, at least to the extent provided in the subordination provisions of this Indenture with respect to the indebtedness evidenced by the

Capital Securities, to the payment of all Senior Indebtedness at the time outstanding and to any securities issued in respect thereof under any such plan of reorganization or readjustment, shall be paid or delivered directly to the Holders of Senior Indebtedness and then, if any amounts remain, to the Holders of Capital Securities.

Section 7.3 Default on Senior Indebtedness.

If (i) the Company defaults in the payment of any principal (or premium, if any) or interest on any Senior Indebtedness, whether at maturity or at a date fixed for prepayment or declaration or otherwise or (ii) an event of default occurs with respect to any Senior Indebtedness permitting any Holder thereof to accelerate the maturity thereof and written notice of such event of default (requesting that payments on the Capital Securities cease) is given to the Company by the Holders of Senior Indebtedness, then unless and until such default in payment or event of default shall have been cured or waived or shall have ceased to exist, no direct or indirect payment (in cash, property or securities, by set-off or otherwise) may be made or agreed to be made on account of the Capital Securities or interest thereon or in respect of any repayment, redemption, retirement, purchase or other acquisition of the Capital Securities.

Section 7.4 When Distribution Must Be Paid Over.

Unless otherwise specified pursuant to Section 3.1 hereof with respect to any series of Capital Securities, if a distribution is made to the Trustee or any Holder at a time when a Responsible Officer of the Trustee or such Holder has actual knowledge that because of this Article VII such distribution should not have been made to it, the Trustee or such Holder who receives the distribution shall hold it in trust for the benefit of, and, upon written request, shall pay it over to, the Holders of Senior Indebtedness as their interests may appear, or their agents or representatives, for application to the payment of all principal, premium, if any, and interest then payable with respect to any Senior Indebtedness.

Section 7.5 Subrogation.

Senior Indebtedness shall not be deemed to have been paid in full unless the Holders thereof shall have received cash, securities or other property equal to the amount of such Senior Indebtedness then outstanding. After all Senior Indebtedness is paid in full and until the Capital Securities are paid in full, Holders shall be subrogated (equally and ratably with all other indebtedness as to which the right to receive payment is pari passu with the Capital Securities) to the rights of Holders of Senior Indebtedness to receive distributions applicable to Senior Indebtedness to the extent that distributions otherwise payable to the Holders have been applied to the payment of Senior Indebtedness, and such payments or distributions received by any Holder of Securities, by reason of such subrogation, of cash, securities or other property which otherwise would be paid or distributed to the Holders of Senior Indebtedness, shall, as between the Company and its creditors other than the Holders of Senior Indebtedness, on the one hand, and the Holders of Capital Securities, on the other, be deemed to be a payment by the Company on account of Senior Indebtedness, and not on account of Capital Securities.

Section 7.6 Relative Rights.

This Article VII defines the relative rights of Holders and Holders of Senior Indebtedness. Unless otherwise specified in Article XI hereof or pursuant to Section 3.1 hereof with respect to any series of Capital Securities, nothing in this Indenture shall:

(a) impair, as between the Company and Holders, the obligation of the Company, which is absolute and unconditional, to pay principal of and interest on the Capital Securities in accordance with their terms;

(b) affect the relative rights of Holders other than their rights in relation to Holders of Senior Indebtedness; or

(c) prevent the Trustee or any Holder from exercising its available remedies upon a Default, an Other Covenant Default or Event of Default, subject to the rights of Holders and owners of Senior Indebtedness to receive distributions and payments otherwise payable to Holders.

If the Company fails because of this Article VII to pay principal of or interest on Capital Securities on the due date, subject to Section 5.1 hereof, the failure is still a Default and such Default if not cured for thirty calendar days shall constitute an Event of Default.

Section 7.7 Rights of the Trustee; Holders of Senior Indebtedness.

With respect to the Holders of Senior Indebtedness of the Company, the Trustee undertakes to perform or to observe only such of its covenants and obligations as are specifically set forth in this Article VII, and no implied covenants or obligations with respect to the Holders of such Senior Indebtedness shall be read into this Indenture against the Trustee. The Trustee shall not be deemed to owe any fiduciary duty to the Holders of such Senior Indebtedness and, subject to the provisions of Section 6.1 of the Base Indenture, the Trustee shall not be liable to any Holder of such Senior Indebtedness if it shall pay over or deliver to Holders of Capital Securities, the Company or any other Person money or assets to which any Holder of such Senior Indebtedness shall be entitled by virtue of this Article VII or otherwise.

Section 7.8 Subordination May Not Be Impaired.

No present or future Holder of any Senior Indebtedness shall be prejudiced in the right to enforce subordination of the indebtedness constituting the Securities by any act or failure to act on the part of the Company.

Section 7.9 Distribution.

Upon any payment or distribution of assets of the Company referred to in this Article VII, the Trustee and the Holders shall be entitled to rely upon any order or decree made by any court of competent jurisdiction or upon any certificate of the liquidating trustee or agent or other Person making any distribution to the Trustee or to the Holders for the purpose of ascertaining the Persons entitled to participate in such distribution, the Holders of the Senior

Indebtedness and other Debt of the Company, the amount thereof or payable thereon, the amount or amounts paid or distributed thereon and all other facts pertinent thereto or to this Article VII.

Section 7.10 Authorization to Effect Subordination.

Each Holder of Capital Securities by his acceptance thereof authorizes and directs the Trustee on his behalf to take such action as may be necessary or appropriate to effectuate the subordination as provided in this Article VII (to the extent the same may be modified pursuant to Section 3.1 hereof with respect to any series of Capital Securities), and appoints the Trustee his attorney-in-fact for any and all such purposes.

ARTICLE VIII

NOTICE

Section 8.1 Notice by the Company.

Subject to Section 4.2 hereof, the Company shall give prompt written notice to a Responsible Officer of the Trustee of any fact known to the Company that would prohibit the making of any payment of monies to or by the Trustee in respect of the Capital Securities pursuant to the provisions of Article VII hereof; provided that failure to give such notice shall not affect the subordination of the Capital Securities to the Senior Indebtedness as provided in Article VII hereof. Notwithstanding any of the provisions of the Base Indenture and this Third Supplemental Subordinated Indenture, the Trustee shall not be charged with knowledge of the existence of any facts that would prohibit the making of any payment of monies to or by the Trustee in respect of the Capital Securities pursuant to the provisions of the Base Indenture; provided, however, that if the Trustee shall not have received the notice provided for in this Article VIII at least two Business Days prior to the date upon which by the terms hereof any money may become payable for any purpose (including, without limitation, the payment of the principal of (or premium, if any) or interest on any Capital Securities), then, anything herein contained to the contrary notwithstanding, the Trustee shall have full power and authority to receive such money and to apply the same to the purposes for which they were received, and shall not be affected by any notice to the contrary that may be received by it within two Business Days prior to such date.

ARTICLE IX

FORM OF CAPITAL SECURITY

Section 9.1 Form of Capital Security.

The Capital Securities and the Trustee’s Certificate of Authentication to be endorsed thereon are to be substantially in the following forms:

(FORM OF FACE OF DEBENTURE)

[IF THE DEBENTURE IS TO BE A GLOBAL SECURITY, INSERT - THIS DEBENTURE IS A GLOBAL SECURITY WITHIN THE MEANING OF THE INDENTURE HEREINAFTER REFERRED TO AND IS REGISTERED IN THE NAME OF THE

CLEARING AGENCY OR A NOMINEE OF THE CLEARING AGENCY. THIS DEBENTURE IS EXCHANGEABLE FOR DEBENTURES REGISTERED IN THE NAME OF A PERSON OTHER THAN THE CLEARING AGENCY OR ITS NOMINEE ONLY IN THE LIMITED CIRCUMSTANCES DESCRIBED IN THE INDENTURE, AND NO TRANSFER OF THIS DEBENTURE (OTHER THAN A TRANSFER OF THIS DEBENTURE AS A WHOLE BY THE CLEARING AGENCY TO A NOMINEE OF THE CLEARING AGENCY OR BY A NOMINEE OF THE CLEARING AGENCY TO THE CLEARING AGENCY OR ANOTHER NOMINEE OF THE CLEARING AGENCY) MAY BE REGISTERED EXCEPT IN LIMITED CIRCUMSTANCES.]

[UNLESS THIS DEBENTURE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY (55 WATER STREET, NEW YORK, NEW YORK) TO THE ISSUER OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT AND ANY DEBENTURE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR SUCH OTHER NAME AS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY AND ANY PAYMENT HEREON IS MADE TO CEDE & CO., ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY A PERSON IS WRONGFUL SINCE THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.]

LINCOLN NATIONAL CORPORATION

            % Capital Securities due 2066

No. R-1	$__________
CUSIP No. ____________

LINCOLN NATIONAL CORPORATION, a corporation organized and existing under the laws of Indiana (hereinafter called the “Company”, which term includes any successor corporation under the Indenture hereinafter referred to), for value received, hereby promises to pay to                                                                                               , or registered assigns, the principal sum of                      dollars ($            ) on                     , 2066 (the “Maturity Date”). Notwithstanding the preceding sentence, in the event that the Maturity Date is not a Business Day, then the Maturity Date will be the next succeeding day which is a Business Day. The Company further promises to pay interest on said principal sum from May 17, 2006 or from the most recent interest payment date to which interest has been paid or duly provided for. Until May 17, 2016 or earlier redemption (the “Fixed Rate Period”), each Outstanding Capital Security will bear interest at the per annum rate of             % (the “Fixed Rate”) payable (subject to the interest deferral provisions of the Third Supplemental Junior Subordinated Indenture) semi-annually in arrears on May 17 and November 17 of each year (each such date, an “Interest Payment Date”), commencing on November 17, 2006, and (to the extent that payment of such interest is enforceable under applicable law) on any overdue installment of interest at such interest rate, compounded semi-annually. Interest payments in respect of Interest Payment Periods during the Fixed Rate Period will include accrued interest from and including the last date in respect of which interest has been duly paid or provided for to, but not including, the next succeeding Interest Payment Date or the date of redemption, as the case may be, provided, however, that the amount of interest payable for the last Interest Payment Period of the Fixed Rate Period shall be determined from and including the penultimate Interest Payment Date in the Fixed Rate Period to but not including May 17, 2016, regardless of whether or not May 17, 2016 is a Business Day. The amount of interest payable for any full Interest Payment Period during the Fixed Rate Period will be computed on the basis of a 360-day year of twelve thirty-day months, and the amount of interest payable for any period shorter than a full Interest Payment Period for which interest is computed will be computed on the basis of thirty-day months and, for periods of less than a thirty-day month, the actual number of days elapsed per thirty-day month. From May 17, 2016 (or, if May 17, 2016 is not a Business Day, the first Business Day thereafter) up to but not including the Maturity Date or earlier redemption (the “Floating Rate Period”), the Capital Securities will bear interest at the per annum rate of 3-Month LIBOR plus a margin equal to             % (the “Floating Rate”), payable quarterly on February 17, May 17, August 17 and November 17. Interest payments in respect of Interest Payment Periods during the Floating Rate Period will include accrued interest from and including the last date in respect of which interest has been duly paid or provided for to, but not including, the next succeeding Interest Payment Date or the Maturity Date, as the case may be. The amount of interest payable will be computed on the basis of a 360-day year and the actual number of days elapsed in each quarterly Interest Payment Period. All percentages resulting from any interest rate calculation will be rounded upward or downward, as appropriate, to the next higher or lower one-hundred-thousandth of a percentage point. If any Interest Payment Date during the Fixed Rate Period is not a Business Day, then the Interest Payment Date shall be the immediately succeeding Business Day, and if any Interest Payment Date during the Floating Rate Period is not a Business Day, then the Interest Payment Date shall be the immediately succeeding Business Day, except that if during the Floating Rate Period such Business Day is in the next succeeding calendar month, then such Interest Payment Date will be the immediately preceding Business Day. The interest installment so payable, and punctually paid or duly provided for, on any Interest Payment Date will, as provided in the Base Indenture, be paid to the Person in whose name this Capital Security is registered at the close of business on the day next preceding the Interest Payment Date; provided, that in the event the Capital Securities will not continue to remain in book-entry form or are not in the form of a Global Certificate, the record date for each Interest Payment Date shall be the first day of the month in which such Interest Payment Date occurs. Any such interest installment not punctually paid or duly provided for shall forthwith cease to be payable to the registered Holders on such record date, and may be paid to the Person in whose name this Capital Security is registered at the close of business on a special record date to be fixed by the Trustee for the payment of such defaulted interest after the Company has deposited with the Trustee an amount of money equal to the aggregate amount proposed to be paid in respect of such defaulted interest, notice whereof shall be given to the registered Holders of this series of Capital Securities not less than ten days prior to such special record date, or may be paid at any time in any other lawful manner not inconsistent with the requirements of any securities exchange on which the Capital Securities may be listed, and upon such notice as may be required by such exchange, all as more fully provided in the Indenture. The principal of (and premium, if any) and the interest (including Compounded Interest) on this Capital Security shall be payable at the office or agency of the Trustee maintained for that purpose in the United States, in any coin or currency of the United States of America which at the time of payment is legal tender for payment of public and private debts; provided, however, that payment of interest may be made at the option of the Company by check mailed to the registered Holder at such address as shall appear in the Security Register.

The indebtedness evidenced by this Capital Security is, to the extent provided in the Indenture, subordinate and junior in right of payment to the prior payment in full of all Senior Indebtedness, and this Capital Security is issued subject to the provisions of the Indenture with respect thereto. Each Holder of this Capital Security, by accepting the same, (a) agrees to and shall be bound by such provisions, (b) authorizes and directs the Trustee on his behalf to take such action as may be necessary or appropriate to acknowledge or effectuate the subordination so provided and (c) appoints the Trustee his attorney-in-fact for any and all such purposes. Each Holder hereof, by his acceptance hereof, hereby waives all notice of the acceptance of the subordination provisions contained herein and in the Indenture by each Holder of Senior Indebtedness, whether now outstanding or hereafter incurred, and waives reliance by each such Holder upon said provisions.

Reference is hereby made to the further provisions of this Capital Security set forth on the reverse hereof, which further provisions shall for all purposes have the same effect as if set forth at this place.

Unless the certificate of authentication hereon has been executed by the Trustee referred to on the reverse hereof by manual signature, this Capital Security shall not be entitled to any benefit under the Indenture or be valid or obligatory for any purpose.

IN WITNESS WHEREOF, the Company has caused this instrument to be duly executed under its corporate seal.

Dated: May     , 2006

LINCOLN NATIONAL CORPORATION

By:
Name:
Title:

Attest:

Name:
Title:

This is one of the Debentures referred to in the within mentioned Indenture.

J.P. MORGAN TRUST COMPANY, NATIONAL ASSOCIATION, as Trustee

By:
Authorized Officer

[REVERSE OF DEBENTURE]

This Debenture is one of a duly authorized issue of securities of the Company (herein called the “Capital Securities”), issued and to be issued in one or more series under a Junior Subordinated Indenture, dated as of May 1, 1996 (herein called the “Base Indenture”), between the Company and J.P. Morgan Trust Company, National Association (herein called the “Trustee”, which term includes any successor trustee under the Indenture), as supplemented by a Third Supplemental Junior Subordinated Indenture, dated as of         , 2006 (the “Third Supplemental Junior Subordinated Indenture” and the Base Indenture as so supplemented, the “Indenture”), to which Indenture and all indentures supplemental thereto reference is hereby made for a statement of the respective rights, limitations of rights, duties and immunities thereunder of the Trustee, the Company and the Holders of the Capital Securities, and of the terms upon which the Capital Securities are, and are to be, authenticated and delivered. This Capital Security is one of the series designated on the face hereof, limited in aggregate principal amount to $            .

All terms used in this Capital Security that are defined in the Indenture shall have the meanings assigned to them in the Indenture.

Notwithstanding the provisions of Article XI of the Base Indenture, the Company shall have the right, at its option, to redeem the Capital Securities for cash, in whole or in part, on or after May 17, 2016 at a cash redemption price equal to the Par Redemption Amount; provided that if the Capital Securities are not redeemed in whole, at least $50,000,000 aggregate principal amount of the Capital Securities (excluding any Capital Securities held by the Company or any of its Affiliates) remains outstanding after giving effect to such redemption. Prior to May 17, 2016, the Company shall have the right, at its option, to redeem the Capital Securities in whole but not in part, including, but not limited to, upon the occurrence of a Tax Event, at a cash redemption price of the greater of (i) the Par Redemption Amount and (ii) the Make-Whole Redemption Amount. With respect to any redemption of Capital Securities as a result of a Tax Event, the date fixed for such redemption will be within 180 days following the occurrence of such Tax Event; provided, however, that if at that time the Company is able to eliminate, within the 180-day period, the Tax Event by taking some ministerial action (such as making an election or filing a form) that has no adverse effect on the Company or the Holders of the Capital Securities, the Company will pursue such action in lieu of redemption. The Company will have no right or obligation to redeem the Capital Securities while pursuing such measure.

Any redemption will be made upon not less than fifteen days nor more than sixty days notice before the date fixed for redemption to the registered Holder of the Capital Securities. If the Capital Securities are to be redeemed in part, the Capital Securities will be redeemed pro rata or by lot or by any other method utilized by the Trustee that the Trustee shall deem fair and appropriate. Any notice mailed as provided herein shall be conclusively presumed to have been duly given, whether or not the Holder receives such notice, but failure duly to give such notice by mail, or any defect in such notice or in the mailing thereof, to any Holder of the Capital Securities designated for redemption shall not affect the validity of the proceedings for the redemption of any other Capital Securities. Each such notice given to a Holder shall state: (i) the date of redemption; (ii) the redemption price; (iii) that the Capital Securities are being redeemed pursuant to the Indenture or the terms of the Capital Securities together with the facts permitting such redemption; (iv) if less than all outstanding Capital Securities are to be redeemed, the identification (and, in the case of partial redemption, the principal amounts) of the particular capital securities to be redeemed; (v) the place or places where the Capital Securities are to be redeemed; and (vi) that interest on the Capital Securities to be redeemed will cease to accrue on the date of redemption. Notwithstanding the foregoing, if the Capital Securities are issued in book-entry form through The Depository Trust Company or any other similar facility, notice of redemption may be given to the Holders of Capital Securities at such time and in any manner permitted by such facility. The redemption price shall be paid prior to 12:00 p.m., New York City time, on the date of such redemption or at such earlier time as the Company determines and specifies in the notice of redemption. The Company shall deposit with the Trustee or with a Paying Agent an amount of money sufficient to pay the redemption price of such Capital Securities or any portion thereof which are to be redeemed on that date.

If any notice of redemption has been given as provided herein, the Capital Securities or portion of the Capital Securities with respect to which such notice has been given shall become due and payable on the date and at the place or places stated in such notice at the applicable redemption price. From and after such date, the Capital Securities to be redeemed shall cease to bear interest. If any Capital Securities called for redemption shall not be so paid upon surrender thereof for redemption, the principal of and premium, if any, on such Capital Securities shall, until paid, bear interest from the date of redemption at the Coupon Rate. On presentation and surrender of such Capital Securities at a place of payment in said notice specified, the said securities or the specified portions thereof shall be paid and redeemed by the Company at the applicable redemption price. Upon presentation of any Capital Securities redeemed in part only, the Company shall execute and the Trustee shall authenticate and deliver to the Holder thereof, at the expense of the Company, new Capital Securities of the same series, of authorized denominations, in aggregate principal amount equal to the unredeemed portion of the Capital Securities so presented and having the same original issue date, Maturity Date and terms. If a Global Security is so surrendered, such new Capital Securities will also be a new Global Security.

The Capital Securities are not entitled to the benefit of any sinking fund.

If an Event of Default with respect to Capital Securities of this series shall occur and be continuing, the principal of the Capital Securities of this series may be declared due and payable in the manner, with the effect and subject to the conditions provided in the Indenture.

The Indenture contains provisions for satisfaction, discharge and defeasance at any time of the entire indebtedness of this Capital Security upon compliance by the Company with certain conditions set forth in the Indenture.

The Indenture permits, with certain exceptions as therein provided, the Company and the Trustee at any time to enter into a supplemental indenture or indentures for the purpose of modifying in any manner the rights and obligations of the Company and of the Holders of the Securities, with the consent of the Holders of not less than a majority in principal amount of the Outstanding Securities of each series to be affected by such supplemental indenture. The Indenture also contains provisions permitting Holders of specified percentages in principal amount of the Securities of each series at the time Outstanding, on behalf of the Holders of all

Securities of such series, to waive compliance by the Company with certain provisions of the Indenture and certain past defaults under the Indenture and their consequences. Any such consent or waiver by the Holder of this Capital Security shall be conclusive and binding upon such Holder and upon all future Holders of this Capital Security and of any Capital Security issued upon the registration of transfer hereof or in exchange herefor or in lieu hereof, whether or not notation of such consent or waiver is made upon this Capital Security.

So long as no Event of Default or Trigger Event has occurred and is continuing under the Indenture, the Company may elect at any time during the term of the Capital Securities, and from time to time, to defer one or more payments of interest on such Capital Securities (an “Optional Deferral” and any such deferred interest, “Optionally Deferred Interest”) for up to five years (excluding any time an Optional Deferral is suspended pursuant to Section 4.3 of the Third Supplemental Junior Subordinated Indenture). During any period of Optional Deferral (an “Optional Deferral Period”), the Company may pay Optionally Deferred Interest out of any source of funds. Optionally Deferred Interest will continue to accrue and compound semi-annually or quarterly, as applicable, on each Interest Payment Date, to the extent permitted by applicable law, at the applicable Coupon Rate. If Optional Deferral has continued beyond the Fifth Deferral Anniversary (as defined in Section 6.3 of the Third Supplemental Junior Subordinated Indenture), then the provisions of Section 6.3 of the Third Supplemental Junior Subordinated Indenture will apply, and the Company must (except upon an Event of Default with respect to the Capital Securities) make Commercially Reasonable Efforts to sell certain Qualifying Securities. If such efforts are successful, the Company must pay Optionally Deferred Interest out of the net proceeds from the sale of such Qualifying Securities on the next succeeding Interest Payment Date following the Fifth Deferral Anniversary, but the Company cannot pay such Optionally Deferred Interest from sources other than the net proceeds from the sale of such Qualifying Securities. Additionally, during any Optional Deferral Period, the restrictions on payment by the Company of dividends and other distributions on capital stock pursuant to Section 6.2 of the Third Supplemental Junior Subordinated Indenture will apply. There is no limit on the number of Optional Deferral Periods that the Company may begin.

The Company shall provide a notice of any Optional Deferral no more than sixty and no fewer than fifteen days prior to the relevant Interest Payment Date. Subject to Section 4.2(b) of the Third Supplemental Junior Subordinated Indenture, a notice of Optional Deferral, once given, will be irrevocable and the deferral of payments on the related Interest Payment Date will be considered an Optional Deferral, unless a Trigger Event has occurred as of the thirtieth day prior to such Interest Payment Date.

By not later than the fifteenth day prior to each Interest Payment Date during a Trigger Period, the Company will give notice of the continuance of such Trigger Period to the Holders of the Capital Securities. Such notice will, depending on which condition is relied upon in determining that a Trigger Event has occurred, set forth either (x) the Covered Life Insurance Subsidiaries’ Most Recent Weighted Average NAIC RBC Ratio or (y) the Trailing Four Quarters Consolidated Net Income Amount and the Adjusted Shareholders’ Equity Amount, as applicable, and the extent to which these amounts must increase in order for payments of interest from sources other than pursuant to Section 6.3 of the Third Supplemental Junior Subordinated Indenture to resume.

If and to the extent that a Trigger Event has occurred and is continuing, and regardless of any notice of Optional Deferral that has been previously delivered, the Company may pay interest on the Capital Securities (other than any interest that had accrued during an Optional Deferral Period prior to the Fifth Deferral Anniversary and prior to the occurrence of a Trigger Event, which may remain unpaid or be paid out of any source of funds) only to the extent that such interest is paid in accordance with Section 6.3 of the Third Supplemental Junior Subordinated Indenture. Any interest that is accrued and unpaid during a period when a Trigger Event has occurred and is continuing (a “Trigger Period”) will continue to accrue and compound semi-annually or quarterly, as applicable, to the extent permitted by applicable law, at the applicable Coupon Rate.

In the event that a Trigger Period is no longer continuing and at the termination of the Trigger Period there is no unpaid interest from an Optional Deferral Period that had continued beyond the Fifth Deferral Anniversary, the Company may pay subsequent interest in cash from any source of funds. Notwithstanding the foregoing, any unpaid interest, together with any Compounded Interest, that accrued during the continuance of a Trigger Period may only be satisfied in accordance with the provisions of Section 6.3 of the Third Supplemental Junior Subordinated Indenture, except upon an Event of Default; provided, however, that any accrued and unpaid interest will in all events be due and payable upon maturity or redemption of the Capital Securities, except for Foregone Interest if certain events of bankruptcy, insolvency or receivership, whether voluntary or not, occur with respect to the Company prior to the maturity or redemption of the Capital Securities.

During such Trigger Period, the restrictions on interest payments from sources other than the Alternative Coupon Satisfaction Mechanism will continue until neither of the conditions in clauses (i) and (ii) of the definition of “Trigger Event” exists as of the thirtieth day prior to an Interest Payment Date. In addition, in the case of a restriction arising under clause (ii) of the definition of “Trigger Event,” such restrictions will continue until neither of the conditions in clauses (i) and (ii) of the definition of “Trigger Event” exists as of the thirtieth day prior to an Interest Payment Date and the Company’s Adjusted Shareholders’ Equity Amount has increased or has declined by less than 10%, in either case as compared to the Adjusted Shareholders’ Equity Amount at the end of the Benchmark Quarter for each Interest Payment Date as to which interest payment restrictions were imposed under clause (ii) of the definition of “Trigger Event” and Section 4.3(a) of the Third Supplemental Junior Subordinated Indenture.

The Company may not pay on any Interest Payment Date interest that has accrued on any Capital Security during the Interest Payment Period immediately preceding such Interest Payment Date, unless the Company pays therewith all Optionally Deferred Interest at such time outstanding on such Capital Security. The foregoing covenant shall not be construed to limit the ability of the Holders of the Capital Securities to recover amounts in case of any receivership, insolvency, liquidation, bankruptcy, reorganization, readjustment, arrangement, composition or judicial proceeding affecting the Company and its property.

Each Holder of a Capital Security, by such Holder’s acceptance thereof, agrees that upon any payment or distribution of assets to creditors of the Company upon any liquidation, dissolution, winding up, reorganization, or in connection with any insolvency, receivership or proceeding with respect to the Company, such Holder shall not have a claim for, and thus no right to receive, interest that is unpaid due to certain consequences of a Trigger Event (including Compounded Interest) and has not been settled through the application of the Alternative Coupon Satisfaction Mechanism, to the extent that the aggregate amount thereof (including Compounded Interest) exceeds 25% of the original principal amount of such Capital Security in respect of which such interest was deferred.

Except as provided in the immediately preceding paragraph and Article XI of the Third Supplemental Junior Subordinated Indenture, no reference herein to the Indenture and no provision of this Capital Security or of the Indenture shall alter or impair the obligation of the Company, which is absolute and unconditional, to pay the principal of (and premium, if any) and interest on this Capital Security at the times, place and rate, and in the coin or currency, herein prescribed.

As provided in the Indenture and subject to certain limitations therein set forth, the transfer of this Capital Security is registrable in the Securities Register, upon surrender of this Capital Security for registration of transfer at the office or agency of the Company maintained under Section 10.2 of the Base Indenture duly endorsed by, or accompanied by a written instrument of transfer in form satisfactory to the Company and the Securities Registrar duly executed by, the Holder hereof or his attorney duly authorized in writing, and thereupon one or more new Capital Securities of this series, of authorized denominations and for the same aggregate principal amount, will be issued to the designated transferee or transferees. No service charge shall be made for any such registration of transfer or exchange, but the Company may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith.

Prior to due presentment of this Capital Security for registration of transfer, the Company, the Trustee and any agent of the Company or the Trustee may treat the Person in whose name this Capital Security is registered as the owner hereof for all purposes, whether or not this Capital Security be overdue, and neither the Company, the Trustee nor any such agent shall be affected by notice to the contrary.

The Capital Securities are issuable only in registered form without coupons in denominations of $2,000 and integral multiples of $1,000 in excess thereof. This Global Security is exchangeable for Capital Securities in definitive form only under certain limited circumstances set forth in the Indenture. Capital Securities so issued are issuable only in registered form without coupons in denominations of $2,000 and integral multiples of $1,000 in excess thereof. As provided in the Base Indenture and subject to certain limitations therein set forth, Capital Securities are exchangeable for a like aggregate principal amount of Capital Securities of a different authorized denomination, as requested by the Holder surrendering the same.

No recourse shall be had for the payment of the principal of or the interest on this Capital Security, or for any claim based hereon, or otherwise in respect hereof, or based on or in respect of the Indenture, against any incorporator, shareholder, officer or director, past, present or future, as such, of the Company or of any predecessor or successor corporation, whether by virtue of any constitution, statute or rule of law, or by the enforcement of any assessment or penalty or otherwise, all such liability being, by the acceptance hereof and as part of the consideration for the issuance hereof, expressly waived and released.

The Company agrees and, by its acceptance of this Capital Security or a beneficial interest therein, the Holder of, and any Person that acquires a beneficial interest in, this Capital Security agrees to treat this Capital Security as indebtedness for United States federal, state and local tax purposes.

THE INDENTURE AND THIS CAPITAL SECURITY SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS MADE AND TO BE PERFORMED ENTIRELY WITHIN SUCH STATE.

ARTICLE X

ORIGINAL ISSUE OF CAPITAL SECURITIES

Section 10.1 Original Issue of Capital Securities.

Capital Securities in the aggregate principal amount not to exceed $800,000,000, except as provided in Section 2.1(b) hereof, may, upon execution of this Third Supplemental Subordinated Indenture, be executed by the Company and delivered to the Trustee for authentication, and the Trustee shall thereupon authenticate and deliver said Capital Securities to or upon the written order of the Company, signed by its Chief Executive Officer, its President, or any Vice President and its Treasurer or an Assistant Treasurer, without any further action by the Company.

The Company shall file with the Trustee promptly at the end of each calendar year (i) a written notice specifying the amount of original issue discount (including daily rates and accrual periods) accrued on Outstanding Securities as of the end of the year and (ii) such other specific information relating to such original issue discount as may then be relevant under the Internal Revenue Code of 1986, as amended from time to time.

ARTICLE XI

LIMITATION ON CLAIMS

Section 11.1 Limitation on Claim for Deferred Interest Due to a Trigger Event in Bankruptcy.

Each Holder of a Capital Security, by such Holder’s acceptance thereof, agrees that upon any payment or distribution of assets to creditors of the Company upon any liquidation, dissolution, winding up, reorganization, or in connection with any insolvency, receivership or proceeding with respect to the Company, such Holder shall not have a claim for, and thus no right to receive, interest that is unpaid due to certain consequences of a Trigger Event (including Compounded Interest) and has not been settled through the application of the Alternative Coupon Satisfaction Mechanism, to the extent that the aggregate amount thereof (including Compounded Interest) exceeds 25% of the original principal amount of such Capital Security in respect of which such interest was deferred. Amounts to which the Holders of the Capital

Securities would have been entitled to receive hereunder, but for operation of this Section 11.1 are referred to as “Foregone Interest.”

ARTICLE XII

DEFEASANCE OF CERTAIN COVENANTS

Section 12.1 Termination of Company’s Obligations Under Certain Covenants.

Subject to Article XIII of the Base Indenture, the Company, at its option, either (a) shall be deemed to have been Discharged (as defined below) from its obligations with respect to the Capital Securities on the ninety-first day after the applicable conditions set forth below have been satisfied or (b) shall cease to be under any obligation to comply with any term, provision or condition set forth in Section 10.4 of the Base Indenture and Article VI hereof with respect to the Capital Securities at any time after the applicable conditions set forth below have been satisfied:

(1) the Company shall have deposited or caused to be deposited irrevocably with the Trustee as trust funds in trust, specifically assigned as security for, and dedicated solely to, the benefit of the Holders of the Capital Securities (A) money in an amount, or (B) Government Obligations which through the payment of interest and principal in respect thereof in accordance with their terms will provide, not later than one day (or, if such day is not a Business Day, the first day preceding such day which is not a Business Day) before the due date of any payment, money in an amount, or (C) a combination of (A) and (B), sufficient, in the opinion of a nationally recognized firm of independent registered public accounting firm selected by the Company expressed in a written certification thereof delivered to the Trustee, to pay and discharge the principal of and interest, if any, on the outstanding Capital Securities on the dates such principal and interest, if any, are due;

(2) if the Capital Securities are then listed on the New York Stock Exchange, the Company shall have delivered to the Trustee an Opinion of Counsel to the effect that the Company’s exercise of its option under this paragraph would not cause such Capital Securities to be delisted;

(3) no Event of Default, or event which with the giving of notice or lapse of time, or both, would become an Event of Default, with respect to the Capital Securities under Section 5.1 of the Base Indenture as amended and supplemented by Section 5.1 hereof shall have occurred and be continuing on the date of such deposit and the Company shall have furnished to the Trustee an Officers’ Certificate to such effect; and

(4) the Company shall have delivered to the Trustee the following: (a) either (i) an Opinion of Counsel or (ii) a ruling from, or published by, the Internal Revenue Service, whichever of (i) or (ii) the Company shall determine, to the effect that Holders of the Capital Securities will not recognize income, gain or loss for Federal income tax purposes as a result of the Company’s exercise of its option under this Section 12.01 and will be subject to Federal income tax on the same amount and in the same manner and at the same times as would have been the case if such option had not been exercised and (b) either (i) an Opinion of Counsel or (ii) a no-action letter from, or issued by, the Securities and Exchange Commission, whichever of

(i) or (ii) the Company shall determine, to the effect that the deposit with the Trustee of money and/or Government Securities as trust funds as provided in this Section 12.01 will not be considered an investment company required to be registered under the Investment Company Act of 1940, as amended. The Company shall give notice to the Holders of the Capital Securities at the time Government Obligations are deposited with the Trustee.

“Discharged” means, for purposes of this Section 12.01, that the Company shall be deemed to have paid and discharged the entire indebtedness represented by, and obligations under, the Capital Securities and to have satisfied all the obligations under this Indenture relating to the Capital Securities (and the Trustee, at the expense of the Company, shall execute such instruments as may be requested by the Company acknowledging the same), except (A) the rights of Holders of Capital Securities to receive, solely from the trust fund described above, payment of the principal of and interest, if any, on such Capital Securities when such payments are due; (B) the Company’s obligations with respect to such Securities under Sections 1.9, 3.5, 3.6, 4.2, 6.7, 6.10, 7.1, 10.2 and 10.3 of the Base Indenture; and (C) the rights, powers, duties and immunities of the Trustee hereunder. Notwithstanding the satisfaction and discharge of this Indenture with respect to any Capital Securities, the obligations of the Company to the Trustee and any predecessor Trustee under Sections 1.9 and 6.7 of the Base Indenture shall survive.

Section 12.2 Application of Trust Money.

All moneys and Government Obligations deposited with the Trustee pursuant to Section 12.01 and, with respect to Government Obligations, the principal and interest in respect thereof, shall be held irrevocably in trust and applied by it to the payment in accordance with the provisions of the Capital Securities and this Indenture, either directly or through any Paying Agent (including the Company if acting as its own Paying Agent), to the Holders of the Capital Securities for the payment or redemption of which such money has been deposited with the Trustee, of all sums due and to become due thereon for principal and interest, if any, but such money need not be segregated from other funds except to the extent required by law.

Section 12.3 Repayment to Company.

The Trustee and the Paying Agent shall promptly pay to the Company upon request any excess money or securities held by them at any time. Any money deposited with the Trustee or any Paying Agent, or then held by the Company, in trust for the payment of the principal of or interest on any Capital Security and remaining unclaimed for two years after such principal or interest has become due and payable shall be paid to the Company on request, or (if then held by the Company) shall be discharged from such trust; and the Holder of such Capital Security shall thereafter, as an unsecured general creditor, look only to the Company for payment thereof, and all liability of the Trustee or such Paying Agent with respect to such trust money, and all liability of the Company as trustee thereof, shall thereupon cease.

Section 12.4 Indemnity for Government Obligations.

The Company shall pay and shall indemnify the Trustee against any tax, fee or other charge imposed on or assessed against deposited Government Obligations or the principal and interest received on such Government Obligations.

Section 12.5 Supplemental Indentures Without Consent of Holders

Without the consent of any Holders, the Company, when authorized by a Board Resolution, and the Trustee, at any time and from time to time, may enter into an indenture supplemental hereto, in form satisfactory to the Trustee, for the purpose of the transfer of property pursuant to Section 12.1 hereof.

ARTICLE XIII

CONCERNING THE HOLDERS

Section 13.1 Acts of Holders.

Any request, demand, authorization, direction, notice, consent, waiver or other action provided by this Indenture to be given or taken by Holders of the Capital Securities may be embodied in and evidenced by one or more instruments of substantially similar tenor signed by such Holders in person or by an agent or proxy duly appointed in writing; and, except as herein otherwise expressly provided, such action shall become effective when such instrument or instruments are delivered to the Trustee, and, where it is hereby expressly required, to the Company. Whenever in this Indenture it is provided that the Holders of a specified percentage in aggregate principal amount of the Outstanding Securities of any series may take any Act, such Act may be evidenced by: (a) instruments executed by Holders; (b) the record of Holders voting in favor thereof at any meeting of such Holders; or (c) a combination of such instruments and any such record of such a meeting of Holders.

Section 13.2 Proof of Ownership; Proof of Execution of Instruments by Holder.

The ownership of Registered Securities of any series shall be proved by the Securities Register for such series or by a certificate of the Securities Registrar for such series.

Subject to the provisions of Sections 6.1 and 6.3 of the Base Indenture and Section 14.5 hereof, proof of the execution of a writing appointing an agent or proxy and of the execution of any instrument by a Holder or his agent or proxy shall be sufficient and conclusive in favor of the Trustee and the Company if made in the following manner:

The fact and date of the execution by any such Person of any instrument may be proved by the certificate of any notary public or other officer authorized to take acknowledgements of deeds, that the Person executing such instrument acknowledged to him the execution thereof, or by an affidavit of a witness to such execution sworn to before any such notary or other such officer. Where such execution is by an officer of a corporation or association or a member of a partnership on behalf of such corporation, association or partnership, as the case may be, or by any other Person acting in a representative capacity, such certificate or affidavit shall also constitute sufficient proof of his authority.

The record of any Holders’ meeting shall be proved in the manner provided in Section 14.6 hereof.

The Trustee may in any instance require further proof with respect to any of the matters referred to in this Section so long as the request is a reasonable one.

Section 13.3 Persons Deemed Owners.

The Company, the Trustee and any agent of the Company or the Trustee may treat the Person in whose name any Registered Security is registered as the owner of such Registered Security for the purpose of receiving payment of the principal (and premium, if any) and (subject to Section 3.7 of the Base Indenture) interest, if any, on such Registered Security and for all other purposes whatsoever, whether or not such Registered Security be overdue, and neither the Company, the Trustee nor any agent of the Company or the Trustee shall be affected by notice to the contrary. All payments made to any Holder, or upon his order, shall be valid, and, to the extent of the sum or sums paid, effectual to satisfy and discharge the liability for moneys payable upon such Security.

Section 13.4 Revocation of Consents; Future Holders Bound.

At any time prior to (but not after) the evidencing to the Trustee, as provided in Section 13.1 hereof, of the taking of any Act by the Holders of the percentage in aggregate principal amount of the Outstanding Securities specified in this Indenture in connection with such Act, any Holder of a Security the number, letter or other distinguishing symbol of which is shown by the evidence to be included in the Securities the Holders of which have consented to such Act may, by filing written notice with the Trustee at the Corporate Trust Office and upon proof of ownership as provided in Section 13.2 hereof, revoke such Act so far as it concerns such Security. Except as aforesaid, any such Act taken by the Holder of any Security shall be conclusive and binding upon such Holder and, subject to the provisions of Section 5.8 of the Base Indenture, upon all future Holders of such Security and of any Securities issued on transfer or in lieu thereof or in exchange or substitution therefor, irrespective of whether or not any notation in regard thereto is made upon such Security or such other Securities.

ARTICLE XIV

HOLDERS’ MEETINGS

Section 14.1 Purposes of Meetings.

A meeting of Holders of any or all series may be called at any time and from time to time pursuant to the provisions of this Article XIV for any of the following purposes:

(a) to give any notice to the Company or to the Trustee for such series, or to give any directions to the Trustee for such series, or to consent to the waiving of any default hereunder and its consequences, or to take any other action authorized to be taken by Holders pursuant to any of the provisions of Article V of the Base Indenture;

(b) to remove the Trustee for such series and appoint a successor Trustee pursuant to the provisions of Article VI of the Base Indenture;

(c) to consent to the execution of an indenture or indentures supplemental hereto pursuant to the provisions of Section 9.2 of the Base Indenture; or

(d) to take any other action authorized to be taken by or on behalf of the Holders of any specified aggregate principal amount of the Outstanding Securities of any one or more or all series, as the case may be, under any other provision of this Indenture or under applicable law.

Section 14.2 Call of Meetings by Trustee.

The Trustee for any series may at any time call a meeting of Holders of such series to take any action specified in Section 14.1 hereof, to be held at such time or times and at such place or places as the Trustee for such series shall determine. Notice of every meeting of the Holders of any series, setting forth the time and the place of such meeting and in general terms the action proposed to be taken at such meeting, shall be given to Holders of such series in the manner and to the extent provided in Section 1.6 of the Base Indenture. Such notice shall be given not less than ten days nor more than ninety days prior to the date fixed for the meeting.

Section 14.3 Call of Meetings by Company or Holders.

In case at any time the Company, pursuant to a Board Resolution, or the Holders of at least 20% in aggregate principal amount of the Outstanding Securities of a series or of all series, as the case may be, shall have requested the Trustee for such series to call a meeting of Holders of any or all such series by written request setting forth in reasonable detail the action proposed to be taken at the meeting, and the Trustee shall not have given the notice of such meeting within ten days after the receipt of such request, then the Company or such Holders may determine the time or times and the place or places for such meetings and may call such meetings to take any action authorized in Section 14.1 hereof, by giving notice thereof as provided in Section 14.2 hereof.

Section 14.4 Qualifications for Voting.

To be entitled to vote at any meeting of Holders a Person shall be (a) a Holder of a Security of the series with respect to which such meeting is being held or (b) a Person appointed by an instrument in writing as agent or proxy by such Holder. The only Persons who shall be entitled to be present or to speak at any meeting of Holders shall be the Persons entitled to vote at such meeting and their counsel and any representatives of the Trustee for the series with respect to which such meeting is being held and its counsel and any representatives of the Company and its counsel.

Section 14.5 Regulations.

Notwithstanding any other provisions of this Indenture, the Trustee for any series may make such reasonable regulations as it may deem advisable for any meeting of Holders of such series, in regard to proof of the holding of Securities of such series and of the appointment of proxies, and in regard to the appointment and duties of inspectors of votes, the submission and examination of proxies, certificates and other evidence of the right to vote, and such other matters concerning the conduct of the meeting as it shall deem appropriate.

The Trustee shall, by an instrument in writing, appoint a temporary chairman of the meeting, unless the meeting shall have been called by the Company or by Holders of such series as provided in Section 14.3 hereof, in which case the Company or the Holders calling the meeting, as the case may be, shall in like manner appoint a temporary chairman. A permanent chairman and a permanent secretary of the meeting shall be elected by a majority vote of the meeting.

Subject to the provisos in the definition of “Outstanding,” at any meeting each Holder of a Security of the series with respect to which such meeting is being held or proxy therefor shall be entitled to one vote for each $1,000 principal amount, as applicable (or such other amount as shall be specified pursuant to Section 3.1 of the Base Indenture) of Securities of such series held or represented by him; provided, however, that no vote shall be cast or counted at any meeting in respect of any Security challenged as not Outstanding and ruled by the chairman of the meeting to be not Outstanding. The chairman of the meeting shall have no right to vote other than by virtue of Outstanding Debt.

Securities of such series held by him or instruments in writing duly designating him as the Person to vote on behalf of Holders of Securities of such series. Any meeting of Holders with respect to which a meeting was duly called pursuant to the provisions of Section 14.2 or 14.3 hereof may be adjourned from time to time by a majority of such Holders present representing a majority of votes eligible to be cast at such meeting of the series with respect to which such meeting is being held and the meeting may be held as so adjourned without further notice.

Section 14.6 Voting.

The vote upon any resolution submitted to any meeting of Holders with respect to which such meeting is being held shall be by written ballots on which shall be subscribed the signatures of such Holders or of their representatives by proxy and the serial number or numbers of the Securities held or represented by them. The permanent chairman of the meeting shall appoint two inspectors of votes who shall count all votes cast at the meeting for or against any resolution and who shall make and file with the secretary of the meeting their verified written reports in duplicate of all votes cast at the meeting. A record in duplicate of the proceedings of each meeting of Holders shall be taken, and there shall be attached to said record the original reports of the inspectors of votes on any vote by ballot taken thereat and affidavits by one or more Persons having knowledge of the facts setting forth a copy of the notice of the meeting and showing that said notice was transmitted as provided in Section 14.2 hereof. The record shall show the serial numbers of the Securities voting in favor of or against any resolution. The record shall be signed and verified by the affidavits of the permanent chairman and secretary of the meeting and one of the duplicates shall be delivered to the Company and the other to the Trustee to be preserved by the Trustee.

Any record so signed and verified shall be conclusive evidence of the matters therein stated.

ARTICLE XV

MISCELLANEOUS

Section 15.1 Ratification of Indenture.

The Base Indenture as supplemented by this Third Supplemental Subordinated Indenture, is in all respects ratified and confirmed, and this Third Supplemental Subordinated Indenture shall be deemed part of the Base Indenture in the manner and to the extent herein and therein provided.

Section 15.2 Capital Securities Unaffected by First and Second Supplemental Indentures.

The First Supplemental Indenture and the Second Supplemental Indenture do not apply to the Capital Securities. To the extent the terms of the Base Indenture are amended by the First Supplemental Indenture or the Second Supplemental Indenture, no such amendment shall relate to the Capital Securities. To the extent the terms of the Base Indenture are amended as provided herein, no such amendment shall in any way affect the terms of the First Supplemental Indenture or the Second Supplemental Indenture or any other series of Securities. This Third Supplemental Subordinated Indenture shall relate solely to the Capital Securities.

Section 15.3 Trustee Not Responsible for Recitals; Concerning the Calculation Agent.

The recitals herein contained are made by the Company and not by the Trustee, and the Trustee assumes no responsibility for the correctness thereof. The Calculation Agent shall have all of the rights, immunities, and protections accorded the Trustee under the Indenture.

Section 15.4 Governing Law.

This Third Supplemental Subordinated Indenture and each Capital Security shall be deemed to be a contract made under the laws of the State of New York, and for all purposes shall be construed in accordance with the laws of said State applicable to contracts made and to be performed entirely within said State.

Section 15.5 Separability.

In case any one or more of the provisions contained in this Third Supplemental Subordinated Indenture or in the Capital Securities shall for any reason be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provisions of this Third Supplemental Subordinated Indenture or of the Capital Securities, but this Third Supplemental Subordinated Indenture and the Capital Securities shall be construed as if such invalid or illegal or unenforceable provision had never been contained herein or therein.

Section 15.6 Counterparts.

This Third Supplemental Subordinated Indenture may be executed in any number of counterparts each of which shall be an original; but such counterparts shall together constitute but one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have caused this Third Supplemental Subordinated Indenture to be duly executed by their respective officers thereunto duly authorized, on the date or dates indicated in the acknowledgments and as of the day and year first above written.

LINCOLN NATIONAL CORPORATION, as Issuer

By:	/s/ Frederick J. Crawford
	Name:	Frederick J. Crawford
	Title:	Senior Vice President and Chief Financial Officer

By:	/s/ Duane Bernt
	Name:	Duane Bernt
	Title:	Vice President and Treasurer

J.P. MORGAN TRUST COMPANY, NATIONAL ASSOCIATION, as Trustee

By:	/s/ Janice Ott Rotunno
	Name:	Janice Ott Rotunno
	Title:	Vice President